UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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HEALTH NET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTH NET,

INC.

NOTICE OF

2010 ANNUAL

MEETING

AND

PROXY

STATEMENT

April 21, 2010

Dear Stockholders:

It is a pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of Health Net, Inc. to be held at 21281 Burbank Boulevard in Woodland Hills, California 91367 on Wednesday, May 12, 2010, at 10:00 a.m. (Pacific Time). For your convenience, we are offering a live webcast of the Annual Meeting on our Internet Web site, www.healthnet.com.

Each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement will be discussed during the Annual Meeting. In addition, a report on our business operations will be presented at the Annual Meeting. Stockholders who attend the Annual Meeting will have an opportunity to ask questions at the meeting. Those who participate in the live webcast may submit questions during the meeting via the Internet.

It is important that you vote your shares whether or not you plan to attend the Annual Meeting. We urge you to carefully review the proxy statement and to vote your choices either on the enclosed proxy card, by telephone or via the Internet. You may return your proxy card by mail by using the enclosed self-addressed, postage-paid envelope. If you choose this method, please sign and date your proxy card and return it as soon as possible. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you do attend the Annual Meeting in person, your proxy can be revoked at your request.

We look forward to your attendance at the Annual Meeting.

Sincerely,

Jay M. Gellert

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Health Net, Inc. will hold its 2010 Annual Meeting of Stockholders on Wednesday, May 12, 2010 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard in Woodland Hills, California 91367, for the following purposes:

1.	To elect the following ten directors to serve for a term of one year or until the 2011 Annual Meeting of Stockholders: Mary Anne Citrino, Theodore F. Craver, Jr., Vicki B. Escarra, Thomas T. Farley, Gale S. Fitzgerald, Patrick Foley, Jay M. Gellert, Roger F. Greaves, Bruce G. Willison and Frederick C. Yeager.

2.	To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2010.

3.	To consider one stockholder proposal described in the accompanying proxy statement, if properly presented at the Annual Meeting of Stockholders.

4.	To transact such other business as may be properly brought before the meeting or any continuation, adjournments or postponements thereof.

The Board of Directors has fixed Wednesday, March 31, 2010, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any continuation, adjournments or postponements of the Annual Meeting.

At the Annual Meeting, each share of Common Stock, $.001 par value per share, of Health Net represented at the Annual Meeting will be entitled to one vote on each matter properly brought before the Annual Meeting. Jay M. Gellert and Angelee F. Bouchard have been appointed as proxy holders, with full rights of substitution, for the holders of Common Stock.

By Order of the Board of Directors,

Angelee F. Bouchard

Senior Vice President, General Counsel and

Secretary

April 21, 2010

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the 2010 Annual Meeting of Stockholders of Health Net, Inc. in person. However, to ensure your representation at the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as soon as possible in the enclosed self-addressed, postage-paid envelope. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you attend the Annual Meeting in person, you may vote at the meeting even if you have previously returned a proxy.

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD

MAY 12, 2010

MEETING AND VOTING INFORMATION

General

The accompanying proxy is solicited by the Board of Directors of Health Net, Inc. (“Health Net,” “we,” “us” or “our”) for use at our 2010 Annual Meeting of Stockholders (the “Annual Meeting” or “2010 Annual Meeting”) to be held on Wednesday, May 12, 2010 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard, Woodland Hills, California 91367, and at any continuation, adjournments or postponements thereof. Directions to attend the meeting can be found on our Internet Web site, www.healthnet.com.1 We expect to mail this proxy statement and accompanying proxy card beginning on or about April 21, 2010 to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 12, 2010

This proxy statement and our 2009 Annual Report on Form 10-K are available on our Internet Web site address at http://www.healthnet.com/InvestorRelations/2010Proxy. This Web site address contains the following documents: the notice of the Annual Meeting, this proxy statement, including a proxy card sample, and the 2009 Annual Report on Form 10-K. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

We are offering a live webcast of the Annual Meeting on our Internet Web site, www.healthnet.com. The webcast of the Annual Meeting will consist of live sound, real-time access to printed material and the ability of stockholders to submit questions during the question and answer period. To participate in the webcast of the Annual Meeting, a stockholder should log on to www.healthnet.com on Wednesday, May 12, 2010 shortly before 10:00 a.m. (Pacific Time) and follow the instructions provided under the “Investor Relations” section of the Web site. Stockholders will not be permitted to vote over the Internet during the Annual Meeting.

Who Can Vote; Outstanding Shares

Only holders of record of our Common Stock, $.001 par value per share (“Common Stock”), at the close of business on March 31, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. As of the Record Date, we had outstanding 100,216,669 shares of Common Stock.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting in the Investor Relations department at our corporate office at 21650 Oxnard Street, Woodland Hills, California 91367, between the hours of 9:00 a.m. and 4:00 p.m. (Pacific time).

[1]	References to our website in this proxy statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this proxy statement.

Quorum and Votes Required

Our bylaws require that the holders of a majority of the total number of shares entitled to vote be present in person or by proxy in order for the business of the Annual Meeting to be transacted. Abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner does not vote those shares on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Participation by a stockholder in the live webcast of the Annual Meeting will not be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholder approval of each proposal requires the following votes:

•

Proposal 1—Election of Directors. In March 2010, the Board of Directors amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR,” “AGAINST” or “ABSTAIN.” Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. In accordance with the policy adopted by our Board of Directors in March 2010, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to tender his or her resignation to the Board of Directors. The Governance Committee of the Board of Directors will then make a determination as to whether to accept or reject the tendered resignation generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”).

•

Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm. Approval of proposal 2, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, requires the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Abstentions will not be counted as votes cast and will have no effect on the vote on this proposal. Brokers generally have discretionary authority to vote on this proposal.

•

Proposal 3—Stockholder Proposal. Approval of the stockholder proposal, if properly presented, requires the affirmative vote of at least 80% of the outstanding shares entitled to vote on the matter. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes and abstentions will have the same effect as votes “AGAINST” this proposal.

Voting by Proxy

If you hold your shares of Common Stock as a record holder, you may vote by specifying your choices by marking the appropriate spaces on the enclosed proxy card, signing and dating the card and returning it in the enclosed self-addressed, postage-paid envelope. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on May 11, 2010. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. Voting over the Internet or telephone will not be permitted after 12:00 p.m. (Central Time) on Tuesday, May 11, 2010.

Instructions on how to submit a proxy via the Internet and telephone are located on the attachment to the proxy card included with this proxy statement. The Internet and telephone voting procedures are designed to authenticate our stockholders by use of a control number located on the attachment to the proxy card included herewith. If you hold your shares through a bank, broker or other nominee, check the instructions provided by that entity to determine which voting options are available to you. Please be aware that any costs related to voting over the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are received before the polls are closed at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” proposals 1 and 2, and “AGAINST” proposal 3 if it is properly presented at the Annual Meeting.

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and any continuation, adjournments or postponements thereof.

Voting in Person

If you are a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the Annual Meeting.

Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any of the following three ways:

(1)	By delivering to our Corporate Secretary (at our executive offices at 21650 Oxnard Street, Woodland Hills, California 91367) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked before 6:00 p.m. (Central Time) on May 11, 2010;

(2)	By duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to our Corporate Secretary or submitting it by telephone by calling 1-800-560-1965, or electronically via the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on May 11, 2010; or

(3)	By attending the Annual Meeting in person and voting such shares during the Annual Meeting, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held by a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Solicitation

Our Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of the solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $15,000 plus reasonable out-of-pocket costs and expenses. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact our Investor Relations department at (800) 291-6911.

Your vote is important. Please sign, date and return a proxy card (or vote your shares over the Internet or by telephone) promptly so your shares can be represented, even if you plan to attend the Annual Meeting in person. The voting results will be included in a Current Report on Form 8-K filed within the time required by the SEC.

INTRODUCTION

We are an integrated managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. We operate and conduct our businesses through subsidiaries of Health Net, Inc., which is among the nation’s largest publicly traded managed health care companies. In this proxy statement, unless the context otherwise requires, the terms “Company,” “Health Net,” “we,” “us,” and “our” refer to Health Net, Inc. and its subsidiaries.

Our health plans and government contracts subsidiaries provide health benefits through our health maintenance organizations (“HMOs”), insured preferred provider organizations (“PPOs”), point-of-service (“POS”) and indemnity plans to approximately 6.1 million individuals across the country through group, individual, Medicare, (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, TRICARE and Veterans Affairs programs. Our behavioral health services subsidiary, Managed Health Network, provides behavioral health, substance abuse and employee assistance programs to approximately 6.5 million individuals, including our own health plan members. Our subsidiaries also offer managed health care products related to prescription drugs and offer managed health care product coordination for multi-region employers and administrative services for self-funded benefits programs. In addition, we own health and life insurance companies licensed to sell PPO, POS and indemnity products, as well as auxiliary non-health products such as life and accidental death and dismemberment, dental, vision, behavioral health and disability insurance, including our Medicare Part D Pharmacy coverage under Medicare.

We were incorporated in 1990. Our current operations are the result of the April 1, 1997 merger transaction (the “FHS Combination”) involving Health Systems International, Inc. (“HSI”) and Foundation Health Corporation (“FHC”). We changed our name to Health Net, Inc. in November 2000. Prior to the FHS Combination, we were the successor to the business conducted by Health Net of California, Inc., now our HMO subsidiary in California, and HMO and PPO networks operated by QualMed, Inc. (“QualMed”), which combined with us in 1994 to create HSI.

The mailing address of our principal executive office is 21650 Oxnard Street, Woodland Hills, CA 91367, and our Internet Web site address is www.healthnet.com.

PROPOSAL 1—ELECTION OF DIRECTORS

General; Board Structure

Our certificate of incorporation provides for directors to be elected on an annual basis. Under our certificate of incorporation and bylaws, the Board of Directors will consist of between three and twenty members, with the exact number to be fixed from time to time by the Board of Directors. The number of members constituting the Board of Directors has been fixed by the Board of Directors at twelve.

Our Board of Directors currently consists of ten members. Assuming the election of each of the director nominees at the Annual Meeting, the Board will continue to consist of ten members.

Our bylaws contain certain mandatory retirement and resignation provisions that apply to members of our Board of Directors. Specifically, a director will be deemed to have retired and resigned from the Board of Directors effective immediately prior to the first annual meeting of stockholders occurring after such director attains seventy-two years of age. However, with respect to members of the Board of Directors who were serving as of February 4, 1999, this retirement and resignation applies once such director reaches seventy-five years of age. Additionally, the Board of Directors has the power to waive the application of these provisions on a case-by-case basis by affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances. The Board of Directors has waived the application of such provisions with respect to Patrick Foley (who is seventy-eight years of age and was a member of the Board of Directors on February 4, 1999) and Thomas T. Farley (who is seventy-five years of age and also was a member of the Board of Directors on February 4, 1999) for one year. None of the other director nominees are affected by this mandatory retirement provision.

Our bylaws also provide that a director who has held office for any period of nine consecutive years after October 14, 2003, shall not be qualified to be elected as a director at the first annual meeting of stockholders occurring after the end of such ninth consecutive year and shall be deemed to have retired and resigned from the Board of Directors effective immediately upon the completion of such ninth consecutive year in office; provided, however, that the Board of Directors shall have the power to waive the application of such provisions to a given director on a case-by-case basis by an affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances. This provision does not affect any of the director nominees.

Director Nominees

At the Annual Meeting, stockholders will vote for ten directors. Each director will be re-elected to hold office for a term of one year or until the 2011 Annual Meeting of Stockholders. Each elected director will continue in office until such director’s successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Pursuant to our bylaws, based on the recommendation of the Governance Committee, our Board of Directors has designated the following ten nominees for election. Each of the nominees has consented to serve as a director if elected. There are no family relationships among any directors. The following table sets forth certain information with respect to the nominees:

Name	Age	Director Since	Principal Occupation or Employment	Position(s) with Health Net
Mary Anne Citrino	50	2009	Senior Managing Director, The Blackstone Group	Director
Theodore F. Craver, Jr.(1)(4)	58	2004	Chairman, President and Chief Executive Officer of Edison International	Director
Vicki B. Escarra(2)(3)	55	2006	President and Chief Executive Officer of Feeding America	Director
Thomas T. Farley(1)(2)(4)	75	1997	Senior Partner of Petersen & Fonda, P.C.	Director
Gale S. Fitzgerald(1)(3)	59	2001	Former President and Director of TranSpend, Inc. and Director of various companies	Director
Patrick Foley(2)(3)(4)	78	1997	Former Chairman, President and Chief Executive Officer of DHL Airways, Inc. and Director of various companies	Director
Jay M. Gellert	56	1999	Our President and Chief Executive Officer	President and Chief Executive Officer, Director
Roger F. Greaves	72	1997	Our Chairman of the Board, Former Co-Chairman, Co-President and Co-Chief Executive Officer and Director of various companies	Chairman of the Board
Bruce G. Willison(2)(3)(4)	61	2000	Chief Executive Officer of Grandpoint Capital Advisors, Former Dean and Current Professor in Management, UCLA Anderson School of Management	Director
Frederick C. Yeager(1)(3)	68	2004	Advisor to Senior Management, Time Warner, Inc.	Director

(1)	Current member of the Audit Committee
(2)	Current member of the Governance Committee
(3)	Current member of the Compensation Committee
(4)	Current member of the Finance Committee

As set forth under “Meeting and Voting Information—Quorum and Votes Required,” in March 2010, the Board of Directors amended our bylaws to adopt a majority voting standard for the election of directors in uncontested elections, such as this one. Accordingly, the persons receiving a majority of the votes cast by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected. Abstentions and broker non-votes will not be counted, and stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of each of the ten nominees named above. Because only ten nominees have been named, proxies cannot be voted for a number of persons greater than ten or for individuals other than those named as nominees in this proxy statement.

It is expected that the nominees named above will stand for election at the 2010 Annual Meeting of Stockholders, but if any of the nominees declines or is unable to do so, the proxies will be voted for another person or persons designated by the Governance Committee of our Board of Directors.

The Board of Directors recommends a vote

“FOR” each named nominee.

Information Concerning Current Members of the Board of Directors and Nominees

Ms. Citrino has served as our director since December 2009. Ms. Citrino has been a Senior Managing Director in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm, since 2004. Ms. Citrino has served as a director of Dollar Tree, Inc., a NASDAQ Stock Market (NASDAQ)-listed company, since 2005, and is a member of its Audit Committee. Previously, Ms. Citrino was employed at Morgan Stanley for over 20 years. While at Morgan Stanley, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and as a Mergers and Acquisitions Analyst.

With her distinguished career in investment banking, Ms. Citrino provides our Board of Directors with a wealth of knowledge regarding business operations, business strategy and the health care industry as well as valuable financial and investment expertise. Her extensive experience identifying and valuing businesses provides our Board of Directors with key insights and knowledge of what makes our company work efficiently and effectively.

Mr. Craver has served as our director since March 2004. Mr. Craver has served as Chairman, President and Chief Executive Officer of Edison International, an electric power provider, since August 2008, and held several other positions at the company since 1996. Mr. Craver also is a current director of the Edison Electric Institute and the Electric Power Research Institute, both industry trade organizations, and of the Autry National Center, a non-profit organization.

Some of the previous positions held by Mr. Craver at Edison International were: Chief Executive Officer of Edison Mission Group, one of its principal subsidiaries that owns and operates competitive power generation facilities, and Edison Capital, a provider of capital and financial services, from January 2005 to April 2008; Chief Financial Officer from January 2000 to December 2004; and in other financial and executive management positions beginning in 1996. From 1984 to 1996, Mr. Craver held various financial management positions at First Interstate Bancorp, including Executive Vice President and Corporate Treasurer of the holding company and Executive Vice President and Chief Financial Officer of a banking subsidiary. Mr. Craver served in various capital markets trading, underwriting and marketing positions at Bankers Trust Company of New York from 1980 to 1984 and at Security Pacific National Bank from 1973 to 1980.

Mr. Craver brings to our Board of Directors extensive senior executive management and financial experience at public companies. Mr. Craver gained his finance and accounting expertise as Chief Financial Officer of Edison International and during his banking career. Because of his broad financial experience, Mr. Craver serves as one of our SEC “audit committee financial experts” and provides our Board of Directors with valuable insight into finance and accounting related matters, as well as general management experience in large, complex and highly-regulated public companies.

Ms. Escarra has served as our director since July 2006. Since March 2006, Ms. Escarra has served as President and Chief Executive Officer of Feeding America, a non-profit organization focused on hunger-relief.

Ms. Escarra’s distinguished professional experience includes a 30-year career at Delta Air Lines, Inc., most recently having served as Delta Air Line’s Executive Vice President and Chief Marketing Officer from May 2001 until October 2004. Ms. Escarra was a director of A.G. Edwards, Inc. from 2002 to 2007 and the former Chair of the Board of the Atlanta Convention and Visitors Bureau.

With over thirty years of business and consumer marketing experience, including at a large public company, Ms. Escarra provides our Board of Directors with valuable business expertise, especially on matters relating to marketing and business strategy. With her extensive business experience, Ms. Escarra understands the challenges of operating a public company in a dynamic and ever-changing business environment. Her present service leading a large non-profit organization lends a unique social awareness perspective to our Board of Directors.

Mr. Farley has served as our director since April 1997, having previously served as a director of HSI from January 1994 to April 1997. Mr. Farley is currently a senior partner in the law firm of Petersen & Fonda, P.C. in Pueblo, Colorado and serves on the Board of Governors of the Colorado State University System. Additionally, Mr. Farley is a current director/advisor of Wells Fargo Bank of Pueblo and Sunset, and a member of the Board of Regents of Santa Clara University, a Jesuit institution. Mr. Farley is also a director of the Finance Council of the Catholic Diocese in Southern Colorado and of Catholic Charities in Southern Colorado.

Previously, Mr. Farley served as a director of QualMed from February 1991 until February 1995. Mr. Farley also was formerly President of the governing boards of Colorado State University, the University of Southern Colorado and Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley was a director of the Public Service Company of Colorado, a public gas and electric company, from 1983 to 1997, and is a former director of Colorado Public Radio.

Mr. Farley’s distinguished career in a broad range of areas, including education, health care, public service and the private sector, provides our Board of Directors with experience and knowledge regarding regulatory, governance and legal matters. Mr. Farley’s long-standing history with the Board of Directors additionally provides continuity to the board and considerable understanding of the strategic and operational issues we face.

Ms. Fitzgerald has served as our director since March 2001. Ms. Fitzgerald is a director of Diebold, Inc., a New York Stock Exchange (NYSE)-listed company specializing in providing integrated self-service delivery systems, and security systems and services, Chair of Diebold’s governance committee and a member of its compensation committee. Ms. Fitzgerald also is a director and a member of the audit committee of Cross Country Healthcare, Inc., a NASDAQ-listed healthcare staffing company.

From March 2003 to December 2008, Ms. Fitzgerald served as President and Director of TranSpend, Inc., a privately held company focusing on total spend optimization. From July 2002 through October 2002, Ms. Fitzgerald served as President and Chief Executive Officer of QP Group, a procurement solutions company. From October 1994 to June 2000, Ms. Fitzgerald served as Chair and Chief Executive Officer of Computer Task Group, Inc., an international information technology services firm. Prior to this, Ms. Fitzgerald worked at International Business Machines Corporation, a world leader in information technology, where she held a variety of positions over the course of an eighteen year career, most recently as Vice President of Professional Services. Ms. Fitzgerald also served on the Board of Directors of Kaleida Health System in Buffalo, New York from 1995 to 2002, and was Vice Chair from 2000 to 2002, and served on the Advisory Board of the University of Buffalo’s School of Management from 1993 to 2001. Ms. Fitzgerald served on the Boards of Directors of the Information Technology Services (“ITS”) Division of Information Technology Association of America (“ITAA”) and of ITAA from 1992 to 2002, and was Chair of the ITS Board from 1998 to 2002.

With her distinguished career as a senior executive in the information technology industry, Ms. Fitzgerald provides our Board of Directors with expertise in information technology, supply chain management, procurement solutions, human resources, strategic planning, operations management, marketing and healthcare. In addition, serving on the boards of Diebold and Cross Country Healthcare, Ms. Fitzgerald draws from extensive directorial and governance experience, which enables her to contribute valuable insight and guidance on important issues facing Health Net.

Mr. Foley has served as our director since April 1997. Mr. Foley served as a director of FHC from 1996 until the FHS Combination in April 1997. Mr. Foley served as Chairman, President and Chief Executive Officer of DHL Airways, Inc., an air express parcel delivery company, from September 1988 through July 1999. Prior to this, Mr. Foley worked at Hyatt Hotels Corporation for 26 years, where he held senior management positions, including Chairman and President from 1977 to 1988 and Chief Operating Officer from 1972 to 1977. From 1984 until 1988, Mr. Foley also served as Chief Executive Officer of Braniff Airlines.

With a distinguished career including more than 30 years of experience in the hotel and airline industries as well as service on the boards of several other public companies, including Continental Airlines, Del Monte Foods Company, Flextronics International Ltd., Greyhound Lines, Inc., Copart, Inc. and Glenborough Realty Trust, Inc., Mr. Foley provides our Board of Directors with demonstrated leadership skills, expertise in business and management and extensive directorial experience. As one of our longest standing directors, Mr. Foley also provides continuity to the board, institutional knowledge and a deep understanding of the strategic and operational issues we face.

Mr. Gellert has served as our director since February 1999 and has served as our President and Chief Executive Officer since August 1998. Mr. Gellert has been a director of Ventas, Inc., a NYSE-listed company, since August 2001. Mr. Gellert also is currently Chairman of America’s Health Insurance Plans, a national association representing over one thousand health insurance companies.

Previously, Mr. Gellert served as our President and Chief Operating Officer from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as our Executive Vice President and Chief Operating Officer. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.’s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners Inc., Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, he was Senior Vice President and Chief Operating Officer for California Healthcare System.

Mr. Gellert’s distinguished career in the managed care industry and as a senior executive provides our Board of Directors with demonstrated leadership capabilities and expertise in business, management and the health care industry. As a senior executive of our Company since 1997 and our predecessor during 1996, Mr. Gellert brings in-depth operational knowledge and understanding of all facets of our business. In addition, as our President and Chief Executive Officer, he serves as a valuable bridge between management and the board, ensuring that both groups act with a common purpose. Mr. Gellert’s extensive knowledge of our operations and the markets in which we compete, combined with his experience on the board of another NYSE-listed company, enables him to identify important matters for board review and deliberation.

Mr. Greaves has served as our director since April 1997 and was elected Chairman of the Board of Directors in January 2004. Mr. Greaves serves as an Honorary Member of the Board of Trustees of California State University at Long Beach.

Mr. Greaves served as a director of HSI from January 1994 until the FHS Combination in April 1997. Mr. Greaves served as our Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer from January 1994 (upon consummation of the HSI Combination) until March 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc., a predecessor to Health Net (“HN Management Holdings”), since its incorporation in June 1990. Prior to this, Mr. Greaves served as the President and Chief Executive Officer, from February 1982 until the incorporation of HN Management Holdings in June 1990, and additionally as Chairman, from September 1989 until the incorporation of HN Management Holdings in June 1990, of Health Maintenance Network of Southern California (the predecessor to H.N. Management Holdings). Mr. Greaves currently serves as Chairman of the Board of Directors of Health Net of California, Inc. (“HN California”), our subsidiary. Mr. Greaves also served a prior term as Chairman of the Board of Directors of HN California, and concurrently served as President and Chief Executive Officer of HN California. Prior to joining HN California, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968.

With a distinguished career of over forty years of management experience in key leadership roles, including as former Chief Executive Officer of our Company and its predecessors in interest, Mr. Greaves brings to our Board of Directors demonstrated leadership capabilities and in-depth knowledge of our history and all aspects of our business. His extensive management experience and knowledge and understanding of our business and operations combine to provide our Board of Directors with valuable guidance and input on the many strategic and operational issues we face. In addition, having served on several boards of directors, Mr. Greaves has considerable governance experience that he contributes to board discussions and deliberations.

Mr. Willison has served as our director since December 2000. Mr. Willison currently serves as Chief Executive Officer of Grandpoint Capital Advisors, a middle market investment bank, a position he has held since January 2009. Mr. Willison also is a director of Move, Inc., a NASDAQ-listed company, and a trustee of SunAmerica’s Seasons and Series Trusts.

Mr. Willison served as Dean, UCLA Anderson School of Management from July 1999 to January 2007, and is currently a Professor in Management of UCLA Anderson School of Management. Mr. Willison served as a director of IndyMac Bancorp, Inc. from July 2005 to July 2008. From April 1996 to October 1998, Mr. Willison served as President and Chief Operating Officer of H.F. Ahmanson, Inc. (Home Savings of America). Mr. Willison also served as Chairman, President and Chief Executive Officer of First Interstate Bank of California from February 1991 to April 1996.

Mr. Willison’s distinguished career in key leadership roles in the financial industries and as a professor and former Dean of UCLA Anderson School of Management provides our Board of Directors with demonstrated leadership skills and expertise in business and finance. Mr. Willison’s governance experience on the boards of several publicly traded companies enables him to play a vital role in board discussions and deliberations regarding our business strategy and operations. In addition, as a director since 2000, Mr. Willison understands our history, business and the complex industry in which we compete.

Mr. Yeager has served as our director since March 2004. Mr. Yeager has served in numerous senior positions at Time Warner, Inc., a NYSE-listed media and entertainment company since May 1995, including as an advisor to senior management since August 1, 2009, Senior Vice President, Finance since December 2000, and Chairman of the Time Warner’s Investment Committee and trustee of Time Warner’s U.K. Pension Plans since 2005.

From December 2000 to January 2009, Mr. Yeager led teams responsible for global strategic sourcing, supplier diversity, and investment of employee benefits assets, and served as the chair of the Time Warner Investment Committee. From May 1995 to December 2000, Mr. Yeager was Vice President, Finance and Development for Time Warner and led teams responsible for financial and business planning, mergers and acquisitions, treasury, capital structure planning and capital markets transactions, and for managing Time Warner’s relationships with commercial and investment banks and debt-rating agencies. Prior thereto, Mr. Yeager had a 27-year career with Ford Motor Company where he held executive and management positions in the Finance Staff, the Treasurer’s Office, the Product Development Group, the Financial Services Group, Ford of Europe, and Ford Motor Credit Company. Mr. Yeager began his career at Ford in 1968 as an Operations Research Analyst.

Mr. Yeager’s distinguished career working in finance and capital markets and experience as a senior executive and advisor for large corporations provides our Board of Directors with extensive knowledge of complex financial and operational issues facing large organizations. Mr. Yeager’s expertise in dealing with accounting principles and financial reporting rules and regulations provides him with the financial acumen requisite to serve as one of our SEC “audit committee financial experts” and makes him well suited to serve on our Audit Committee. His years of business experience combined with his financial expertise play a vital role, especially in light of current market conditions, in board discussions and deliberations regarding our financial strategy.

EXECUTIVE OFFICERS

The following sets forth certain biographical information with respect to our executive officers, as of March 31, 2010, and all individuals who served as our executive officers during 2009.

Name	Age	Position
Jay M. Gellert	56	President and Chief Executive Officer
James E. Woys	51	Executive Vice President, Chief Operating Officer
Joseph C. Capezza, CPA	54	Executive Vice President, Chief Financial Officer
Angelee F. Bouchard	41	Senior Vice President, General Counsel and Secretary
Patricia T. Clarey	56	Senior Vice President, Chief Regulatory and External Relations Officer
Stephen D. Lynch	59	Former Special Advisor, Health Plan Division
Karin D. Mayhew	59	Senior Vice President of Organization Effectiveness
Steve Sell	43	President, Western Region Health Plan
John P. Sivori	46	Health Care Services Officer President of Regional Health Plans and Health Net Pharmaceutical Services
Linda V. Tiano	52	President, Regional Health Plans, Health Net of the Northeast, Inc.
Steven D. Tough	59	President, Government Programs

Mr. Gellert. See “—Information Concerning Current Members of the Board of Directors and Nominees” above.

Mr. Woys has served as our Executive Vice President, Chief Operating Officer since November 2007. Previously, Mr. Woys served as our Interim Chief Financial Officer from November 2006 until November 2007, and served as President, Government and Specialty Services from October 2005 until November 2007. Prior thereto, he served as President of Health Net Federal Services from February 2001 to October 2005. Mr. Woys served as Chief Operating Officer and President of Health Net Federal Services from November 1999 to February 2001. Mr. Woys served as Chief Operating Officer and Senior Vice President for Foundation Health Federal Services from February 1998 to November 1999. Mr. Woys served as Senior Vice President of Foundation Health Federal Services from January 1995 to February 1998. From January 1990 to January 1995, Mr. Woys served as Vice President and Chief Financial Officer of the Government Division of FHC. Mr. Woys served as Director of Corporate Finance/Tax for FHC from October 1986 to January 1990. Prior to Mr. Woys’ employment with FHC, he was employed by Price Waterhouse from 1982 to 1986 and by Arthur Andersen & Co. from 1980 to 1982.

Mr. Capezza has served as our Executive Vice President, Chief Financial Officer since November 1, 2007. Prior to joining Health Net, Mr. Capezza served as Chief Financial Officer at Harvard Pilgrim Health Care from January 2002 to October 2007. From June 2000 to December 2001, Mr. Capezza served as Senior Vice President and Chief Financial Officer at Group Health Incorporated. Prior thereto, Mr. Capezza had a long career with Reliance Insurance Group, where he served as Senior Vice President and Chief Financial Officer at Reliance Reinsurance Corp. from February 1990 to May 2000. From 1985 to 1990, Mr. Capezza served as Vice President and Chief Financial Officer at Willcox Incorporated Reinsurance Intermediaries, and from 1983 to 1985, Mr. Capezza served as Vice President and Controller at Skandia America Reinsurance Company. From 1976 to 1983, Mr. Capezza served as General Practice Manager—Insurance Industry Specialist at Coopers & Lybrand, LLP.

Ms. Bouchard has served as our Senior Vice President, General Counsel and Secretary since December 14, 2009, having joined Health Net as Vice President, Assistant General Counsel and Assistant Secretary in 2003. Prior to joining Health Net, Ms. Bouchard was an associate at the law firm of Latham & Watkins LLP from 1996 until 2003, during which time she specialized in capital markets transactions, mergers and acquisitions and public company representation.

Ms. Clarey has served as our Senior Vice President, Chief Regulatory and External Relations Officer since June 2008. Previously, Ms. Clarey served as Chief Operating Officer of our Health Plan Division and Health Net of California from April 2006 through May 2008. In 2003, Ms. Clarey left us to serve as a member of the senior leadership team for the campaign for Arnold Schwarzenegger for Governor of California, and after his election served as Governor Schwarzenegger’s Chief of Staff. Prior thereto, from March 2001 to November 2003, Ms. Clarey served as our Vice President of Government Relations. Prior to her service at Health Net, from 1998 through 2001 Ms. Clarey held senior management positions at Transamerica Corporation, and from 1991 to 1998 she served as deputy chief of staff to former California Governor Pete Wilson. Ms. Clarey is currently a director of California Public Employees’ Retirement System, State Personnel Board and California Foundation on the Environment and the Economy.

Mr. Lynch served as our President, Health Plan Division from November 2007 until November 8, 2008. On November 8, 2008, Mr. Lynch announced he would retire from the Company effective February 28, 2009. From November 2008 until February 28, 2009, Mr. Lynch served as our Special Advisor, Health Plan Division. Previously, Mr. Lynch served as our President, Regional Health Plans since January 2005. Prior thereto, Mr. Lynch served as Chief Operating Officer for our Western Region since June 2004. Mr. Lynch served as President, Health Net of Oregon from August 2001 to June 2004.

Ms. Mayhew has served as our Senior Vice President of Organization Effectiveness since April 1999. Prior to joining us, Ms. Mayhew served as Senior Vice President, Organization Development of Southern New England Telecommunications Company (“SNET”), a northeast regional information, entertainment and telecommunications company based in Connecticut. Prior thereto, Ms. Mayhew served in various capacities at SNET, including Vice President, Human Resources, since 1972.

Mr. Sell has served as our President, Western Region Health Plan since December 2009, having previously served as President of Health Net of California since November 2008. Prior to assuming the role of President of Health Net of California, Mr. Sell was President and Chief Executive Officer of Managed Health Network, Inc. (“MHN”), our subsidiary that offers behavioral health, substance abuse and employee assistance programs, from December 2006 to November 2008, our Chief Sales Officer from March 2006 to December 2006, and our Vice President, Employer Services Group from January 2004 to March 2006. Mr. Sell served as a consultant with Booz Allen Hamilton prior to joining Health Net.

Mr. Sivori has served as our Health Care Services Officer since December 2009 and our President of Regional Health Plans and Health Net Pharmaceutical Services since November 2008. Previously, Mr. Sivori served as our President of Health Net Pharmaceutical Services from September 2001 to November 2008. Prior thereto, Mr. Sivori was appointed Senior Vice President and Chief Financial Officer of Integrated Pharmaceutical Services, now Health Net Pharmaceutical Services, from December 1998 until September 2001. Mr. Sivori originally joined FHC in August 1994 and held various senior management positions prior to December 1998.

Ms. Tiano has served as our President, Regional Health Plans, Health Net of the Northeast, Inc. since December 14, 2009, having previously served as our Senior Vice President, General Counsel and Secretary since February 1, 2007. Ms. Tiano served as Senior Vice President and General Counsel for WellChoice, Inc., the parent of Empire Blue Cross and Blue Shield of New York, from September 1995 to December 2005. Following WellChoice’s acquisition by WellPoint, Inc. in late 2005, Ms. Tiano served as Vice President and Deputy General Counsel for the East Region and National Accounts for WellPoint until November 1, 2006. Before WellChoice, Ms. Tiano was Vice President and General Counsel of MVP Health Plan in New York (“MVP”) from August 1992 to September 1995. Prior to MVP, Ms. Tiano was a partner in the New York office of Epstein Becker & Green.

Mr. Tough has served as our President, Government Programs since January 16, 2010, our President of Health Plan and Government Programs since November 2008, the President of Health Net Federal Services since January 2006, and our President of our Government and Specialty Services division since February 2008. From 1978 to 1998, Mr. Tough spent 20 years at FHC, nine of which he served as President and Chief Operating Officer of our Government and Specialty Services groups. Upon leaving FHC in 1998, and prior to joining us in 2006, Mr. Tough started his own firm providing health care consulting services to a variety of companies, and served as President and Chief Executive Officer of the California Association of Health Plans and President, Western Region, MAXIMUS Health Care Services Group, a health care services organization.

Certain Relationships and Related Party Transactions

We have adopted a written Related Party Transaction Policy (the “Policy”), which Policy has been approved by the Audit Committee of the Board of Directors (“Audit Committee”) in accordance with its charter. The Policy outlines our policies and procedures for the review, approval or ratification of certain transactions in which any of our directors or director nominees, our executive officers, holders of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. The Policy provides, among other things, for any proposed related party transaction to be submitted to the Audit Committee, or under delegated authority to the Chair of the Audit Committee (the “Chair”) for approval. The factors to be considered by the Audit Committee, or Chair, as applicable, when reviewing such related party transaction shall include, but are not limited to, the following: (i) the benefits to Health Net; (ii) the impact on a director’s independence in the event the related party is a member of the Board of Directors, an immediate family member of a member of the Board of Directors or an entity in which a member of the Board of Directors is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

The Policy also provides that if we find that a related party transaction is ongoing that did not receive prior approval by the Audit Committee, or Chair, as applicable, then such transaction will be promptly submitted to the Audit Committee or Chair, for consideration of all of the relevant facts and circumstances available, and taking into account the same factors as described above, to determine whether the transaction should be ratified, amended or terminated. If a related party transaction is completed that did not receive prior approval, the Audit Committee, or Chair, as applicable, shall evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction is appropriate. In the case of an ongoing or completed related party transaction that did not receive prior approval in accordance with the Policy, the General Counsel shall evaluate our controls and procedures to ascertain the reason(s) the transaction was not submitted for prior approval and whether any changes to these procedures are recommended. The Chair shall report to the Audit Committee at the next Audit Committee meeting any approval, ratification, amendment or rescission of a related party transaction made by such Chair under his or her delegated authority pursuant to the Policy.

On March 28, 2007, the Audit Committee, in accordance with the Policy, pre-approved a transaction with Jonathan Mayhew, the step-son of our Senior Vice President of Organization Effectiveness. Mr. Mayhew is the President and an equity owner of two limited liability companies (the “LLCs”), holding a fifty percent equity interest in the first LLC and a five percent equity interest in the second LLC. The LLCs entered into a contract with Health Net to provide certain disability advocacy services to eligible health plan members, for which we paid approximately $469,200 in fees for the year ended December 31, 2009. Mr. Mayhew was directly involved in negotiating the contracts on behalf of the LLCs. Our agreement with the LLCs was amended in 2009. This amendment was brought to the attention of the Audit Committee in accordance with the Policy.

On March 17, 2010, the Audit Committee, in accordance with the Policy, approved a transaction with BlackRock, Inc., a holder of more than five percent of the Company’s outstanding common stock, as reported on a Schedule 13G filed with the SEC on January 29, 2010. BlackRock Financial Management, Inc., a subsidiary of BlackRock, Inc., provides investment management services for us, for which we paid approximately $1,220,254 in fees for the year ended December 31, 2009.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Conduct

Members of our Board of Directors are elected by the holders of our Common Stock and represent the interests of all stockholders. Our Board of Directors meets periodically to review significant developments affecting us and to act on matters requiring its approval. Although the Board of Directors delegates selected matters to others, subject to its ultimate oversight, it reserves certain powers and functions to itself.

Our Board of Directors has established Corporate Governance Guidelines that it follows in matters of corporate governance. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are published on our Web site at www.healthnet.com. We intend to disclose any future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of provisions required to be disclosed under the rules of the SEC or listing standards of the NYSE, at the same location on our website identified above.

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors met a total of seventeen times in 2009. Each member of our Board of Directors was present for 75% or more of the combined total of (i) all meetings of the Board of Directors held in 2009 (during the period he/she served as a director) and (ii) all meetings of all committees of the Board of Directors held in 2009 on which he/she served (during the period he/she served). Our non-management directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The non-executive Chairman presides at such executive sessions, or in his absence, a non-management director designated by our non-executive Chairman. In addition, it is our policy that each of our directors attends the Annual Meeting. All of our current directors were in attendance at the 2009 Annual Meeting.

Director Independence

On an annual basis, with the assistance of the Governance Committee, our Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director. To assist in making this determination, the Board of Directors has adopted independence guidelines which are designed to conform to, or be more exacting than, the independence requirements set forth in the listing standards of the NYSE. The director independence guidelines are published on our Web site at www.healthnet.com. In addition to applying these guidelines, the Board of Directors considers any and all additional relevant facts and circumstances in making an independence determination.

Our Board of Directors has determined that the following directors qualify as independent under NYSE listing standards: Mary Anne Citrino, Theodore F. Craver, Jr., Vicki B. Escarra, Thomas T. Farley, Gale S. Fitzgerald, Patrick Foley, Roger F. Greaves, Bruce G. Willison and Frederick C. Yeager. Under the NYSE listing standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making such determination the Board of Directors considered the current and past relationships between Health Net and members of the Board of Directors or their immediate family members. Additionally, the Board of Directors reviewed and considered certain expense reimbursements paid by Health Net to members of the Board of Directors or their immediate family members, which were determined to be either directly related to a bona fide business purpose or immaterial in amount.

In determining that Mr. Greaves is independent, the Board of Directors considered the following additional factors: (i) Mr. Greaves’ prior employment with Health Net, which ended more than fourteen years ago; (ii) the lifetime health benefits from Health Net (or any successor) that Mr. Greaves and his spouse received in conjunction with his retirement from Health Net as an employee; and (iii) the fact that his wife serves as a volunteer with Celebration of Children, a Health Net-sponsored charity, and receives certain expense reimbursements related to such service. In light of the significant time period since Mr. Greaves’ resignation and the fact that his receipt of health benefits is in no way contingent upon continued service to Health Net, the business purpose of the expense reimbursements, and the fact that Mrs. Greaves receives no salary compensation (only reimbursement of documented expenses) for her service to Celebration of Children, the Board of Directors determined that these were not material relationships under NYSE listing standards and therefore determined Mr. Greaves to be independent under such standards.

Committees of the Board of Directors

Our bylaws establish the following standing committees of the Board of Directors: the Audit Committee, the Governance Committee, the Compensation Committee and the Finance Committee. Our bylaws further provide that additional committees may be established by resolution adopted by a majority of the Board of Directors. From time to time, the Board of Directors establishes various ad hoc committees by resolution. A majority of the Board of Directors selects the directors to serve on the committees of the Board of Directors upon recommendation of the Governance Committee.

Audit Committee.

The Audit Committee of our Board of Directors currently consists of Messrs. Craver (Chairman), Farley, Yeager and Ms. Fitzgerald. Each of the current members of the Audit Committee served on the Audit Committee from January 2009 to December 2009. Our Board of Directors has determined that all current Audit Committee members are financially literate under the NYSE listing standards and that all current members of the Audit Committee are independent under NYSE listing standards and under the requirements of SEC Rule 10A-3. Messrs. Craver and Yeager have each been determined by the Board of Directors to be an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. Our Audit Committee held eleven meetings in 2009.

Audit Committee Responsibilities. The Audit Committee is governed by a charter, a current copy of which is available on our Web site at www.healthnet.com. Pursuant to the Audit Committee charter, the Audit Committee is responsible for, among other things:

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appointing, compensating, retaining, terminating and overseeing the work of any registered public accounting firm (“independent auditors”) engaged to prepare or issue an audit report or perform other audit or non-audit services for us;

•	pre-approving all audit services and permitted non-audit services, including the proposed fees related thereto, to be performed for us by the independent auditors;

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obtaining and reviewing, at least annually, a report from the independent auditors with respect to matters affecting the independent auditors’ internal quality-control procedures, independence and other material issues surrounding the auditing process;

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reviewing and discussing with the independent auditors their annual audit plan (for annual and quarterly reporting purposes), including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

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reviewing with management and the independent auditors our practices with respect to, among other things: the disclosures in our annual audited financial statements and quarterly financial statements; the process surrounding certain accounting estimates; treatment of significant transactions not a part of our regular operations; significant adjustments to our financial statements; risk assessment; risk management; and our critical accounting policies; and oversight of defined, statutory financial filings as required by regulatory guidance;

•	reviewing and resolving all disagreements, problems or difficulties between our independent auditors and management regarding financial reporting;

•	reviewing and reporting to the Board of Directors on the performance and the independence of the independent auditors;

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reviewing, on a regular basis, the adequacy and effectiveness of our accounting and internal control policies and procedures, through inquiry and discussions with management and the independent auditors;

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reviewing the Audit Committee’s involvement and interaction with our internal audit function; the services provided by our internal audit function; and the controls that management has established to protect the integrity of the quarterly reporting process;

•	reviewing our policies relating to the ethical handling of conflicts of interest and reviewing transactions between us and members of our management;

•	monitoring compliance with our Code of Business Conduct, including discussing with management and the independent auditors established standards of conduct and performance, and deviations therefrom;

•	reviewing with management, at the request of the Board of Directors, significant financial matters affecting us, whether or not related to a review of quarterly or annual financial statements; and

•	serving as the audit committee for each of Health Net’s direct and indirect subsidiaries that are insurance subsidiaries.

Governance Committee.

The Governance Committee of our Board of Directors is currently comprised of Messrs. Willison (Chairman), Farley, Foley, and Ms. Escarra. Each of the current members of the Governance Committee served on the Governance Committee from January 2009 to December 2009. Each of the current members of the Governance Committee is independent under NYSE listing standards. The Governance Committee held six meetings in 2009.

Governance Committee Responsibilities. The Governance Committee is governed by a charter, a current copy of which is available on our Web site at www.healthnet.com. Pursuant to the Governance Committee charter, the Governance Committee is responsible for, among other things:

•	establishing procedures for evaluating the credentials and suitability of potential director nominees proposed by our management or stockholders;

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reviewing qualifications of candidates for Board membership from whatever source received and identifying individuals qualified to serve as our directors, consistent with the criteria established by the Board of Directors;

•	selecting individuals qualified to serve as director nominees for election by the stockholders at each annual meeting of our stockholders;

•	nominating qualified individuals to fill vacancies on the Board of Directors which occur between annual meetings of our stockholders;

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reviewing and accepting (or not accepting) resignations of incumbent directors who fail to receive the required vote for re-election in uncontested elections, or requesting that such directors submit resignations;

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reviewing annually the relationship each director has with us (i.e., directly, as a partner, shareholder or officer of an organization that has a relationship with us) and the categorical director independence standards adopted by the Board of Directors;

•	recommending individual Board members for designation as members of committees on the Board of Directors;

•	advising the Board of Directors with respect to the Board of Directors’ procedures and committees;

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developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to us and advising the Board of Directors with respect to the corporate governance guidelines applicable to us;

•	overseeing the evaluation of the Board of Directors and our management; and

•	evaluating our succession plans for the Chairman of the Board, Chief Executive Officer and other senior officers.

In addition, the Governance Committee has responsibility for consideration and recommendation to the Board of Directors the compensation of the Board of Directors. Periodically, the Governance Committee reviews compensation survey data for peer board of director compensation and determines whether any adjustments to the Board of Directors’ compensation are appropriate, and if yes, recommends such adjustments to the Board of Directors. The Governance Committee has from time to time directed Semler Brossy Consulting Group, LLC (“Semler Brossy”), our compensation consultant, to provide certain services with respect to director compensation. Historically, reviews and adjustments to the Board of Directors’ compensation have occurred less frequently than annually.

Consideration of Director Nominees. The Governance Committee selects director nominees, including those nominated to fill vacancies on the Board of Directors, on the basis of the nominee’s possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board of Directors’ ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards and our bylaws and other corporate governance documents. In particular, the Governance Committee considers whether a director nominee exhibits the following attributes when reviewing and evaluating candidates:

•	talent and experience as a senior executive at major organizations, whether public companies, private businesses, non-profit organizations or other large, dynamic organizations;

•	commitment to ethical practices and quality;

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diversity of background, with diversity reflecting age, gender, ethnicity, and industry focus, and whether such attributes contribute to an appropriate balance of perspective and experience on the Board of Directors; and

•	financial acumen or other professional, educational, or business experience relevant to managed health care and other aspects of our business and operations.

The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all candidates.

Identifying and Evaluating Director Nominees. The Governance Committee identifies potential director nominees from many sources. In the event that a vacancy on the Board of Directors occurs between annual meetings of stockholders, the Governance Committee is responsible for identifying, screening and recommending candidates to the Board of Directors for Board membership. The Board of Directors may maintain a vacancy or vacancies if it cannot identify suitable candidates meeting the Board’s director qualification standards. The Governance Committee asks current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board of Directors. From time to time, the Governance Committee also engages third party search firms that specialize in identifying director candidates.

The Governance Committee also considers director candidates recommended by stockholders. The Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Governance Committee may, in addition to the criteria described above, take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a director candidate considered by the Governance Committee for inclusion on the slate of nominees, a stockholder must submit the recommendation in writing and must include the following information:

•	the name and record address of the stockholder;

•	evidence of number of shares of our Common Stock which are owned beneficially or of record by the stockholder and the length of time owned;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Health Net; and

•	the candidate’s signed consent to be named as a director if selected by the Governance Committee and nominated by the Board of Directors.

The stockholder’s recommendation and information described above must be sent to our Corporate Secretary at 21650 Oxnard Street, Woodland Hills, California 91367 and received by the Corporate Secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

Once a person has been identified by the Governance Committee as a potential candidate, the Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance Committee determines that the candidate warrants further consideration, the Chairman of the Governance Committee or another member of the Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In connection with the 2010 Annual Meeting and in accordance with the above guidelines, the Governance Committee nominated for re-election each of the following ten nominees: Ms. Escarra, Ms. Fitzgerald and Ms. Citrino and Messrs. Craver, Farley, Foley, Gellert, Greaves, Willison and Yeager.

Compensation Committee.

The Compensation Committee currently consists of Ms. Fitzgerald (Chair), Ms. Escarra and Messrs. Foley, Willison and Yeager. Each of the current members of the Compensation Committee served on the Compensation Committee from January 2009 through December 2009. Each of the current members of the Compensation Committee is intended to qualify as a “non-employee director” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” for Section 162(m) purposes and independent under NYSE listing standards. Mr. Greaves, in his capacity as Chairman of the Board, regularly attends Compensation Committee meetings but, since he is not a member of the Compensation Committee, he does not vote on any Compensation Committee actions. In 2009, our Compensation Committee held seven meetings.

Compensation Committee Responsibilities. The Compensation Committee is governed by a charter, a current copy of which is available on our Web site at www.healthnet.com. Pursuant to the Compensation Committee charter, the Compensation Committee is responsible for, among other things:

•

evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of our executive compensation plans, and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and recommending for approval by the independent directors of the Board of Directors, the Chief Executive Officer’s compensation level based on this evaluation, which recommendation is subject to ratification, modification or rejection by the independent directors of the Board of Directors;

•

evaluating annually the performance of our most highly compensated officer (other than the Chief Executive Officer) (for 2009, the Executive Vice President, Chief Operating Officer) in light of the goals and objectives of our executive compensation plans, and recommending to the Board of Directors such officer’s compensation level, which recommendation is subject to ratification, modification or rejection by the Board of Directors;

•

evaluating annually the performance of our senior officers who occupy jobs that the Compensation Committee, solely for purposes of evaluating compensation, determines to have the highest impact on us (the “Senior Officers”), including the “Executive Officers” listed previously herein (excluding the Chief Executive Officer and the second most highly compensated officer, as provided above), and approving each such Senior Officer’s compensation level;

•

reviewing and approving, on a general and policy level basis only, the compensation and benefits of officers, managers and employees other than the Chief Executive Officer, our second mostly highly compensated officer and the Senior Officers, and advising the Board of Directors of actions taken;

•

reviewing the goals and objectives of our compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amend, or recommend that the Board of Directors amend, these goals and objectives if the Compensation Committee deems it appropriate;

•	reviewing and approving any severance or termination arrangements to be made with any of our Senior Officers;

•	reviewing perquisites or other personal benefits to our Senior Officers and recommending any changes to the Board of Directors; and

•

performing such duties and responsibilities as may be assigned to the Board of Directors or the Compensation Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.

As provided in its charter, the Compensation Committee has the responsibility to review at least annually the performance of the Chief Executive Officer, the second-highest paid executive and the Senior Officers (the “Oversight Positions”). The Compensation Committee has the authority to approve the compensation for all Oversight Positions, other than the Chief Executive Officer and the second-highest paid executive. The Board of Directors has the responsibility to determine the compensation for the Chief Executive Officer and second-highest paid executive. When making such determination, the Board of Directors takes into consideration the Compensation Committee’s recommendation regarding the compensation for the Chief Executive Officer and second-highest paid executive and may choose to ratify, modify or reject such recommendation. The annual performance review of the Oversight Positions occurs in the first quarter of the calendar year following the previous 12-month performance period, and such review cannot be delegated to anyone other than the Compensation Committee. The Compensation Committee reviews all relevant data when determining, and recommending to the Board of Directors, as the case may be, executive compensation including, but not limited to, salary survey/market data for the job; individual and Health Net’s overall performance compared to our business plan; relative performance to our peer group; industry factors during the performance period; and the executive’s compensation progression over time compared to their development, expected future contributions to our success and retention concerns. The Compensation Committee also considers the Chief Executive Officer’s recommendations with respect to the other executives’ compensation. The Chief Executive Officer and his direct reports have the responsibility to review and approve all compensation, other than the Oversight Positions, on an annual basis. This annual review process includes the same relevant factors listed above. The Compensation Committee is not responsible for considering or determining compensation for the Board of Directors, which is the responsibility of the Governance Committee and Board of Directors as discussed above in the “Governance Committee” section of this proxy statement.

The Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that Health Net’s executive compensation program remains aligned with best practice. To this end, the Compensation Committee has directly selected and retained the services of Semler Brossy to assist the Compensation Committee in evaluating executive compensation matters. The aggregate fees paid to Semler Brossy for services that were not related exclusively to executive or director compensation were less than $120,000 during 2009. The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the compensation consultant in order to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the compensation consultant’s fees and other retention terms that relate to the compensation consultant’s work. The compensation consultant reports directly and exclusively to the Compensation Committee. During 2009, the Compensation Committee directed Semler Brossy to provide the following services:

•	survey benchmarking analysis;

•	peer group competitive review;

•	review of market trends in executive compensation;

•	review of recent regulatory requirements related to executive compensation;

•	review/recommendations for executive employment agreements;

•	advice, support and modeling of a new share authorization request under our 2006 Long-Term Incentive Plan (the “2006 Plan”) submitted to and approved by our stockholders at our 2009 Annual Meeting;

•	assessment of stockholder advisory firms’ executive compensation policies and implications for Health Net practices;

•	review of the Compensation Committee charter;

•	review of director and executive equity ownership guidelines;

•	advice regarding competitive levels of executive base salaries, annual performance-based incentive cash awards and annual equity awards; and

•	advice regarding management’s proposed salary structure and equity grant guidelines for 2010.

For a full discussion of the services that Semler Brossy provides to our Compensation Committee to assist it in structuring and evaluating our executive compensation programs, plans and practices, see the “Compensation Discussion and Analysis” section of this proxy statement.

Finance Committee.

The Finance Committee of the Board of Directors currently consists of Messrs. Foley (Chairman), Craver, Farley and Willison. Each of the current members of the Finance Committee served on the Finance Committee from January 2009 through December 2009. In 2009, our Finance Committee held six meetings.

Finance Committee Responsibilities. The Finance Committee is governed by a charter, a current copy of which is available on our website at www.healthnet.com. Pursuant to the Finance Committee charter, the Finance Committee is responsible for, among other things:

•	reviewing our investment policies and guidelines;

•	monitoring the performance of our investment portfolio;

•	reviewing, in coordination with the Audit Committee, our financial structure and operations in light of our long-term objectives;

•	reviewing and recommending to the Board of Directors appropriate action on proposed acquisitions and divestitures;

•	establishing appropriate authority levels for various officials of Health Net with respect to mergers and acquisitions transactions, divestiture transactions and capital expenditures; and

•	reviewing and recommending appropriate action with respect to our short- and long-term debt structure.

Board Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management that is designed to support the achievement of our objectives, including strategic objectives, improvement of long-term organizational performance and enhancement of stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, the Board of Directors assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us. Discussions between senior management and Board members regarding risk management, control and mitigation are critical components of the Board of Directors’ risk oversight process.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for overseeing specific areas of risk management, as set forth below. The committees periodically provide updates to the Board of Directors regarding significant risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility
Audit Committee	Overseeing financial risk, capital risk and compliance risk and internal controls over financial reporting, and evaluating the effectiveness of Health Net’s Code of Business Conduct and Ethics.

Compensation Committee	Overseeing Health Net’s compensation and benefits practices and evaluating the balance between risk-taking and rewards to associates, as discussed further below.

Finance Committee	Monitoring the level of risk associated with investment policies and portfolio, strategic endeavors and short- and long-term debt structure.

Governance Committee	Evaluating each director’s independence and the effectiveness of Health Net’s Corporate Governance Guidelines, and overseeing management’s succession planning.

In addition, as part of the effort to support the achievement of our objectives, the Board of Directors conducts an annual evaluation of its own performance, including the performance of each committee of the Board of Directors. The Board of Directors also conducts an annual evaluation of the President and Chief Executive Officer. As part of this formal evaluation process, the President and Chief Executive Officer prepares a self-evaluation, including his evaluation of the Company’s performance for the prior fiscal year. Each member of the Board of Directors then individually assesses his and the Company’s performance for the prior fiscal year, providing another forum for dialogue between senior management and Board members regarding the effectiveness of risk management and mitigation efforts.

Board Leadership Structure

Health Net has separated the roles of the Chairman of the Board and Chief Executive Officer since 1999.

After carefully considering the benefits and risks of separating the roles of the Chairman of the Board and Chief Executive Officer, the Board of Directors has determined that having an independent director serve as the Chairman of the Board is the most appropriate leadership structure for Health Net and is in the best interest of its stockholders at this time. With the exception of Mr. Gellert, our President and Chief Executive Officer, the Board of Directors is comprised entirely of independent directors. Separating the roles of the Chairman of the Board and Chief Executive Officer enables the independent directors to participate meaningfully in the leadership of the Board of Directors. The Board of Directors believes this structure provides an appropriate degree of oversight over our Chief Executive Officer and senior management. At the same time, the current Chairman of the Board is a director who has experience with our predecessor companies and therefore has deep institutional knowledge about our organization’s history and operations. For this reason, our Chairman of the Board is able to understand the unique challenges faced by management and serve as a liaison between the Board of Directors and management.

Our Corporate Governance Guidelines give the Board of Directors the flexibility to change its leadership over time, as needed, by permitting the roles of the Chairman of the Board and Chief Executive Officer to be held by the same person. The Board of Directors will continue to evaluate whether its leadership structure is appropriate as Health Net’s business evolves.

DIRECTORS’ COMPENSATION

Directors’ Compensation Table for 2009

	Fees Earned or Paid in Cash(1) ($)		Option Awards(2) ($)		All Other Compensation ($)		Total ($)
Mary Anne Citrino	2,000		128,968	(4)	0		130,968
Theodore F. Craver, Jr.	115,000		132,063	(5)	0		247,063
Vicki Escarra	88,000		132,063	(6)	0		220,063
Thomas T. Farley	111,000		132,063	(7)	0		243,063
Gale S. Fitzgerald	114,000	(3)	132,063	(8)	0		246,063
Patrick Foley	104,000		132,063	(9)	0		236,063
Roger F. Greaves	220,000		132,063	(10)	14,614	(13)	352,063
Bruce G. Willison	105,000		132,063	(11)	0		237,063
Frederick C. Yeager	108,000		132,063	(12)	0		240,063

(1)	Consists of all fees earned by each non-employee director for his or her services to us during 2009.

(2)	Represents the aggregate grant-date fair value of stock options granted in 2009 to non-employee directors, as computed in accordance with FASB ASC Topic 718.

(3)	The amount shown was deferred under the Health Net, Inc. Deferred Compensation Plan for Directors.

(4)

Ms. Citrino joined our Board of Directors on December 1, 2009. Upon her appointment to the Board of Directors, Ms. Citrino received an option grant of 13,252 shares of our Common Stock on December 1, 2009. See Notes to Consolidated Financial Statements, Note 8—Long-Term Equity Compensation of our Annual Report on Form 10-K for the year ended December 31, 2009 (“2009 Form 10-K”) for a discussion of the assumptions used in determining grant-date fair value. As of December 31, 2009, Ms. Citrino held 13,252 options to purchase shares of our Common Stock, none of which were exercisable.

(5)

During 2009, Mr. Craver received an option grant of 22,100 shares of our Common Stock on May 22, 2009. See Notes to Consolidated Financial Statements, Note 8—Long-Term Equity Compensation of our 2009 Form 10-K for a discussion of the assumptions used in determining grant-date fair value. As of December 31, 2009, Mr. Craver held 64,727 options to purchase shares of our Common Stock, 32,394 of which were exercisable.

(6)

During 2009, Ms. Escarra received an option grant of 22,100 shares of our Common Stock on May 22, 2009. See Notes to Consolidated Financial Statements, Note 8—Long-Term Equity Compensation of our 2009 Form 10-K for a discussion of the assumptions used in determining grant-date fair value. As of December 31, 2009, Ms. Escarra held 46,913 options to purchase shares of our Common Stock, 15,176 of which were exercisable.

(7)

During 2009, Mr. Farley received an option grant of 22,100 shares of our Common Stock on May 22, 2009. See Notes to Consolidated Financial Statements, Note 8—Long-Term Equity Compensation of our 2009 Form 10-K for a discussion of the assumptions used in determining grant-date fair value. As of December 31, 2009, Mr. Farley held 73,700 options to purchase shares of our Common Stock, 41,367 of which were exercisable.

(8)

During 2009, Ms. Fitzgerald received an option grant of 22,100 shares of our Common Stock on May 22, 2009. See Notes to Consolidated Financial Statements, Note 8—Long-Term Equity Compensation of our 2009 Form 10-K for a discussion of the assumptions used in determining grant-date fair value. As of December 31, 2009, Ms. Fitzgerald held 87,495 options to purchase shares of our Common Stock, 55,162 of which were exercisable.

(9)

During 2009, Mr. Foley received an option grant of 22,100 shares of our Common Stock on May 22, 2009. See Notes to Consolidated Financial Statements, Note 8—Long-Term Equity Compensation of our 2009 Form 10-K for a discussion of the assumptions used in determining grant-date fair value. As of December 31, 2009, Mr. Foley held 96,200 options to purchase shares of our Common Stock, 63,867 of which were exercisable.

(10)

During 2009, Mr. Greaves received an option grant of 22,100 shares of our Common Stock on May 22, 2009. See Notes to Consolidated Financial Statements, Note 8—Long-Term Equity Compensation of our 2009 Form 10-K for a discussion of the assumptions used in determining grant-date fair value. As of December 31, 2009, Mr. Greaves held 86,200 options to purchase shares of our Common Stock, 53,867 of which were exercisable.

(11)

During 2009, Mr. Willison received an option grant of 22,100 shares of our Common Stock on May 22, 2009. See Notes to Consolidated Financial Statements, Note 8—Long-Term Equity Compensation of our 2009 Form 10-K for a discussion of the assumptions used in determining grant-date fair value. As of December 31, 2009, Mr. Willison held 81,618 options to purchase shares of our Common Stock, 49,285 of which were exercisable.

(12)

During 2009, Mr. Yeager received an option grant of 22,100 shares of our Common Stock on May 22, 2009. See Notes to Consolidated Financial Statements, Note 8—Long-Term Equity Compensation of our 2009 Form 10-K for a discussion of the assumptions used in determining grant-date fair value. As of December 31, 2009, Mr. Yeager held 60,727 options to purchase shares of our Common Stock, 28,394 of which were exercisable.

(13)

The amount shown is comprised of (a) $839.07 that was reimbursed to Mr. Greaves for lodging and automobile transportation expenses that he incurred while attending a broker event as a Health Net representative, for which Mr. Greaves served a bona fide business purpose that was not directly related to his service as Chairman of the Board or as a member on a Health Net subsidiary board, and (b) $13,774.89 that was reimbursed to Mr. Greaves for Mrs. Greaves’ airfare, automobile transportation and food expenses that she incurred while accompanying Mr. Greaves to Health Net-related business meetings and events unrelated to Celebration of Children, a Health Net sponsored charity for which Mrs. Greaves serves as a volunteer.

Cash Retainers and Meeting Fees.    The annual retainer payable to our non-employee directors during 2009 was $45,000. During 2009, each non-employee director who chaired the Compensation Committee, Governance Committee or the Finance Committee received an additional annual retainer of $10,000. The non-employee director who chaired the Audit Committee received an additional annual retainer of $15,000. Each non-employee director also received a $2,000 fee for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended, other than the Audit Committee. Non-employee directors received a $2,000 fee for each Audit Committee meeting attended. In lieu of these retainer and meeting fees, Mr. Greaves received $18,333.34 per month for his services during 2009 as Chairman of the Board of Directors and as a member of the Health Net of California board. No fees are paid to Health Net employees for service as a director.

Option Grants.    Our non-employee directors receive initial grants of nonqualified stock options when they join our Board of Directors and automatic annual grants of nonqualified stock options upon their re-election to our Board of Directors. These grants are currently made under our 2006 Plan. When they join our Board of Directors, non-employee directors are granted options to purchase a number of shares with a target value equal to $130,000, based on the Black-Scholes method of option valuation. Upon re-election to the Board of Directors, the number of shares granted to non-employee directors has a target value equal to $130,000, based on the Black-Scholes method of option valuation. Each non-employee director grant entitles the optionee to purchase the granted number of shares of Common Stock at an exercise price equal to the fair market value of Common Stock on the date of such grant. Each grant vests as to 33 1/3% of the shares each year on the anniversary of the date of the grant, provided that the options become immediately exercisable in the event of a “change in control” of Health Net, as defined in the 2006 Plan. On May 22, 2009, options to purchase 22,100 shares at an exercise price of $15.30 per share were granted to each of Messrs. Craver, Farley, Foley, Greaves, Willison, Yeager and Ms. Escarra and Ms. Fitzgerald, under the 2006 Plan. On December 1, 2009, options to purchase 13,252 shares at an exercise price of $21.80 per share were granted to Ms. Citrino.

We also maintain a Third Amended and Restated Non-Employee Director Stock Option Plan (the “NED Plan”) pursuant to which nonqualified stock option grants to non-employee directors are outstanding. There are no longer enough shares available under the NED Plan to make annual grants to non-employee directors, and, as such, we no longer utilize this plan for such grants. The terms and conditions of the grants made to non-employee directors under the NED Plan are substantially the same as grants made under the 2006 Plan, except that the definition of “change in control” is different in the NED Plan.

Expenses.    We generally provide for, or reimburse the reasonable expenses of (including costs of travel, food and lodging), our directors incurred in connection with attending Board of Directors, committee and stockholder meetings. We also reimburse directors for their reasonable expenses associated with attendance at other Heath Net-related business meetings and events. In addition, we invite our directors and their companions to attend the annual Health Net Board retreat, and generally reimburse the reasonable expenses of their companions’ travel, food and lodging. Health Net does not own its own aircraft and, as such, our directors generally use commercial air, rail or automobile transportation when traveling to Health Net-related business meetings. In addition, we also provide for, or reimburse the expenses of, the Chairman of the Board’s spouse, Erika Greaves, related to her attendance (including the costs of travel, food and lodging) at Celebration of Children meetings and events. Mrs. Greaves serves as a volunteer for Celebration of Children, which is a Health Net-sponsored charity program. In addition, we also reimburse the expenses of Mrs, Greaves when she accompanies Mr. Greaves to Health Net-related business meetings and events.

Deferred Compensation Plan for Directors.    Each non-employee director is eligible to participate in the Health Net, Inc. Deferred Compensation Plan for Directors (the “Director DC Plan”). Participants may elect to defer all or a portion of their cash retainers, meeting fees and certain other cash remuneration earned for services performed during the year. All amounts deferred under the Director DC Plan are vested amounts. The Director DC Plan has been designed so that federal and state income tax on the monies deferred is not due until such time as the account balance is paid to a participant. Participants can elect distribution of their account balances from a given year while they are still serving on our Board or they can elect to have payments made to them in the event of their separation from service with us. Payments under the Director DC Plan can be made in a lump sum payment or as annual installments over a period of greater than two years and less than ten years. Deferred amounts are treated as having been invested in certain investment funds as elected by the participant and become the basis for determining the earnings on the participant’s deferral account. Ms. Fitzgerald and Mr. Willison have account balances under the Director DC Plan, and Ms. Fitzgerald is the only non-employee director who elected to defer compensation under the Director DC Plan during 2009.

Stock Ownership Requirements.    In light of recent economic conditions, and the volatility in our stock price, the Board of Directors revised the stock ownership guidelines for non-employee directors, effective January 1, 2010. Previously, our governance policy encouraged non-employee directors to own our Common Stock (whether as a result of exercising stock options or the purchase of shares), with the expectation that, within four years of joining the Board of Directors, a non-employee director would own shares of our Common Stock having a value of at least three times the annual retainer paid to such director during the most recently completed fiscal year, based on the average NYSE closing price per share of our Common Stock (as adjusted for stock splits and similar changes to our Common Stock) for our most recently completed fiscal year. All of our directors met these stock ownership guidelines as of December 31, 2008, but as a result of volatility in the price of our stock, Ms. Fitzgerald and Messrs. Craver and Yeager no longer met these guidelines as of December 31, 2009.

As revised, the current stock ownership guidelines eliminate the previous four-year compliance period and have replaced it with a requirement that non-employee directors hold 75% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our plans until the total value of all shares held equals or exceeds three times the amount of the director’s annual retainer for service on the Board of Directors during the most recently completed fiscal year (the “Director Ownership Threshold”). Net settled shares generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes and (iii) any applicable transaction costs. Messrs. Farley and Foley continued to satisfy the Director Ownership Threshold as of March 31, 2010, and the remainder of our non-employee directors are working towards their ownership requirements in accordance with our current ownership guidelines.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Health Net, Inc. is an integrated managed care organization that delivers services through commercial and government sponsored managed care plans. Our business requires a talented, motivated and capable leadership team. To that end, executive compensation plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation programs and policies in place for our named executive officers, as well as the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our named executive officers. Our named executive officers for 2009 consist of the following executives: Jay M. Gellert, our President and Chief Executive Officer; James E. Woys, our Executive Vice President and Chief Operating Officer; Joseph C. Capezza, CPA, our Executive Vice President and Chief Financial Officer; Steven D. Tough, our President, Government Programs and Angelee F. Bouchard, our Senior Vice President, General Counsel and Secretary.

The Compensation Committee has primary authority to structure our compensation programs and establish compensation levels for our executives, including our named executive officers; however, our Board of Directors approves final compensation decisions with regard to our Chief Executive Officer and our second-highest paid executive. A detailed discussion of the Compensation Committee’s roles and responsibilities can be found under the “Corporate Governance” section of this proxy statement.

What are the objectives of our executive officer compensation programs?

Managed care is a complex industry that faces regulatory and marketplace challenges. We have found that the pool of executives with the relevant industry experience and skills to provide effective leadership in this complex health care environment is limited. Therefore, our compensation program must support our goal of attracting and retaining executive talent with the knowledge and leadership capability needed to operate successfully. Of equal importance, our compensation program must align the interests of our executives with those of our stockholders by rewarding our executives for results that create long-term stockholder value.

The objectives of our compensation program are to:

•

motivate our executive officers by aligning pay and performance and subjecting a significant portion of our executive officers’ compensation to the achievement of pre-established corporate and business unit objectives;

•

attract and retain highly qualified and talented executive officers and other key employees by providing a total compensation program that is competitive with companies with whom we compete for executive talent;

•	align the interests of our executive officers with those of our stockholders though equity-based long-term incentive awards that link executive compensation to stockholder value;

•	provide financial stability to our executive officers while recognizing individual performance and achievements;

•	consider plan affordability and our capacity to pay;

•	promote executive share ownership; and

•

provide balanced short and long-term reward elements with potential upside for exceeding performance targets (capped at a market-competitive degree of leverage) with downside risk for missing performance targets and balance retention with reward for stockholder value creation, while also ensuring that the elements, individually and in the aggregate, do not encourage unnecessary or excessive risk taking.

What are the elements of named executive officer compensation and why do we provide each element?

The major compensation elements for our named executive officers are:

•	base salaries;

•	annual performance-based incentive cash awards;

•	equity awards;

•	severance and change in control benefits; and

•	limited perquisites and other benefits.

We use each element of compensation to satisfy one or more of our compensation objectives and each element is an integral part of and supports our overall compensation program. Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance-based programs. Our annual performance-based incentive cash award program rewards short-term financial performance, while our long-term equity compensation program rewards sustained performance and financial growth and aligns the interests of our senior management with those of our stockholders. Each of these elements helps us to attract and retain qualified and capable executive officers. The specific purposes of each element are identified in the descriptions that follow.

Base Salary.

Base salaries provide our named executive officers with a degree of financial certainty and stability, compensating them for performing their core job duties and recognizing individual achievements and contributions. The base salary for each of our named executive officers is set forth in each of their respective employment agreements, and is subject to adjustment by the Compensation Committee or Board of Directors (depending on their level). Further discussion regarding 2009 base salary is presented below under the sections, “How do we determine the amount for each element of executive officer compensation?” and “Analysis of Compensation During Fiscal 2009”.

Annual Performance-Based Incentive Cash Awards.

Annual performance-based incentive cash awards help to motivate our named executive officers to meet or exceed our Company-wide and business unit short-term performance objectives. Each named executive officer’s employment agreement provides for participation in our Executive Officer Incentive Plan (the “EOIP”) and a corresponding target bonus amount, expressed as a percentage of base salary, subject to a maximum bonus amount equal to 200% of target. In determining the target bonus amount for each named executive officer, our Compensation Committee considers the market data provided by its independent compensation consultant, Semler Brossy, as described in the section, “How do we determine the amount for each element of executive officer compensation?”

The EOIP is only funded if we attain a pre-established performance threshold. For 2009, we used pre-tax income (“PTI”) as our performance threshold for funding of the EOIP. PTI is generally defined as total revenue less health care costs, selling expenses, and certain operations-related general and administrative and other costs. This measure creates emphasis on operational performance, which was critical for our 2009 business plan, because improved operational performance leads to increased long-term value for our stockholders while enabling our financial growth and performance development. Awards to participants in the EOIP are also tied to specific pre-established Company-wide and business unit performance objectives, as well as individual performance. Under the EOIP, assessment of performance is based both on what is achieved and how it is achieved. This helps to ensure that business goals are accomplished in a manner that strengthens Health Net’s climate and with a view to achieve our business objectives. A description of the material terms of the EOIP can be found below in the section entitled “Analysis of Compensation During Fiscal 2009—Annual Performance-

Based Incentive Cash Awards”. In 2009, the Company achieved the pre-established threshold PTI measure. As such, the EOIP was funded at the target amount and bonuses were paid to our named executive officers, as discussed in detail below under “Analysis of Compensation During Fiscal 2009—Annual Performance-Based Incentive Cash Awards.”

Long-Term Equity Compensation.

In recent years, our annual long-term incentive awards have generally been provided in the form of restricted stock units and performance shares. For out-of-cycle grants (i.e., grants that are not annual grants, such as new hire or promotion grants), we occasionally issue equity grants in the form of stock options. Our Chief Executive Officer has been delegated the authority to grant stock options in certain instances; however, any grants to the named executive officers must be approved by the Compensation Committee. Further, any grants to the Chief Executive Officer and the second-highest paid executive must be recommended by the Compensation Committee and approved by the Board of Directors.

Each year, the Compensation Committee approves our equity grant guidelines for equity awards to all eligible participants Company-wide, including the named executive officers, based on the participants’ salary grade levels in the organization. The guidelines provide a range of shares for participants at each salary grade level to provide competitive equity value to the eligible recipient population and ensure that we maintain our targeted rate of share usage, or our burn rate, as approved by the Compensation Committee. For 2009, we managed to a burn rate cap approved by the Compensation Committee. We measure burn rate in stock option equivalents assuming a conversion factor for every full value share granted. Our targeted rate of share usage controls the rate of dilution for stockholders, is competitive with industry practice and provides a reasonable amount of value sharing with executives.

Our historical dilution and rate of usage over the past five years, as shown in the table below, illustrates our ability to maintain our rate of usage at or near 2% of our outstanding Common Stock in recent years.

Stockholder Dilution From Stock Grants: Historic Rates of Usage at Health Net

	FY 2005	FY 2006	FY 2007	FY 2008	FY 2009
Diluted Weighted Average Shares	115,641,000	118,310,000	113,829,000	107,610,000	103,849,000
Option-Equivalent Shares Granted	2,192,867	2,508,187	2,223,821	2,326,443	2,093,850
Rate of Share Usage (%)	1.90	2.12	1.95	2.16	2.02

In determining the 2009 annual equity grant program, the Compensation Committee reviewed market trends in equity grant guidelines based on the market median of general industry survey data provided by Semler Brossy. Grant ranges are established for each salary grade for associates at the director and above levels. Each year, we balance competitive grant values from the market median with our burn rate objectives, participation guidelines and remaining shares available for issuance under our equity plans. In order to balance these objectives, we are not able to provide grants to all eligible associates each year. Depending on our stock price, burn rate objective and shares available for issuance, our equity grant guidelines may reflect below market median competitive levels, as was the case in 2009. For further discussion on how Semler Brossy determines the market median and how this data affected the Compensation Committee’s 2009 compensation decisions, please see “Competitive compensation analysis for fiscal 2009” below.

For 2009, due to the decrease in our stock price and our objective to manage our burn rate, we established our equity grant guidelines using the number of full value shares, rather than targeted dollar values, for grants as reference points. As a result, the midpoint of our 2009 equity grant ranges represented an average of approximately 30% of the targeted market median equity value at the time that our guidelines were created in the fourth quarter of 2008.

In February 2009, the Compensation Committee approved long-term incentive grants in the form of performance share units to our named executive officers, other than Mr. Gellert (who declined consideration for a long-term incentive grant in 2009) and Ms. Bouchard (who was not eligible to receive the 2009 performance share awards at the time they were made). Ms. Bouchard received restricted stock units in lieu of the February 2009 performance shares award. The 2009 performance share awards contained the following three performance criteria: a 2009 PTI performance target, a 2009 strategic component based on the completion of certain strategic business divestitures during 2009, and a 2010 PTI performance target. A detailed description of our 2009 performance share program can be found under the “How does the 2009 performance share program work?” section of this CD&A.

Retirement Plans.

Nonqualified defined benefit pension plan—Health Net, Inc. Supplemental Executive Retirement Plan (“SERP”).    We maintain a nonqualified supplemental executive retirement program, which was adopted by Health Net in January 1996 to provide benefits to a very limited number of our executives with supplemental retirement income beyond the IRS limits on qualified plans, affording participants a measure of financial stability and security and building the participants’ long-term commitment to Health Net. The Compensation Committee has been extremely selective in approving participants in the SERP. Messrs. Gellert and Woys are the only named executive officers who participate in the SERP. Messrs. Gellert and Woys are 100% vested in their accounts under the SERP. A description of the material terms of the SERP can be found under the “Pension Benefits for 2009 table.”

Health Net, Inc. 401(k) Savings Plan (“401(k) Plan”).    We offer the 401(k) Plan to the named executive officers and all associates. The 401(k) Plan allows pre-tax salary deferral contributions of one to thirty percent (1% to 30%) of total cash earnings up to the annual established Internal Revenue Service maximums, including any catch-up contributions for associate’s age 50 or older. We match one hundred percent (100%) of the first three percent (3%) contributed and match an additional fifty percent (50%) of the next two percent (2%) contributed. Effective January 1, 2006, we elected the “safe harbor” method of meeting certain non-discrimination requirements under the Internal Revenue Code with respect to the 401(k) Plan. This means that pre-tax salary deferral contributions and safe harbor matching contributions made under the 401(k) Plan automatically meet certain non-discrimination tests. The safe harbor requires that all matching contributions be immediately one hundred percent (100%) vested. Named executive officers may not elect Health Net, Inc. Common Stock as an investment option in the 401(k) Plan. This policy ensures that that no purchases may be made by our named executive officers during trading blackout periods as described in our Insider Trading Policy. All of the named executive officers, except Mr. Tough, participated in the 401(k) Plan during 2009 and received matching contributions of $9,800 each.

Nonqualified voluntary deferred compensation plan – Health Net, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”).    The named executive officers and certain other management employees are eligible to defer salary and annual incentive payments under the Deferred Compensation Plan that facilitates tax planning and personal savings beyond the IRS limits on qualified plans. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit, enhancing our ability to attract and retain talented managers while building plan participants’ long-term commitment to Health Net. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the plan. None of our named executive officers had an account balance or elected to defer compensation under the Deferred Compensation Plan during 2009. A description of the material terms of the Deferred Compensation Plan can be found in this proxy statement under the section entitled “Nonqualified Deferred Compensation for 2009”.

Severance and Change in Control Benefits.

We have entered into employment agreements with each of our named executive officers, pursuant to which they generally are eligible for severance and change in control benefits from Health Net. The severance and change in control payments and benefits provided under the employment agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Severance and Change in Control Arrangements.”

The Compensation Committee believes that employment agreements benefit Health Net by clarifying the terms of employment and ensuring that we are protected by non-solicitation, non-disclosure and reimbursement of sign-on/engagement bonus provisions. The Compensation Committee believes that severance and change in control benefits are necessary to attract and retain senior talent in the managed care industry and to protect the interests of our stockholders. Our agreements are designed to attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.

The Compensation Committee periodically reviews payments, benefit levels and the estimated costs related to such arrangements in order to ensure that the arrangements continue to serve Health Net’s and our stockholders’ best interests in retaining key executives.

Perquisites and other Personal Benefits.

General.    Effective January 1, 2009, we changed our compensation practice to eliminate future tax gross-up payments in connection with perquisites provided to executive officers, except with respect to standard relocation benefits as provided pursuant to our company-wide relocation policy and spousal travel for limited Company-sponsored events, which typically includes sales and broker events that serve as an important part of our business. The Compensation Committee determined it is appropriate to continue to provide tax gross-up payments with respect to relocation benefits, to the extent permitted by applicable tax law, because such tax gross-up payments are broad-based benefits provided to all associates who are requested to relocate on behalf of the Company and are not limited to our executive officers. Further, the Compensation Committee concluded that it is appropriate to provide tax gross-up payments with respect to spousal travel for limited Company-sponsored events in order to encourage our executive officers to travel to such events.

Financial Counseling.    All named executive officers are entitled to reimbursement of $2,500 per year (for named executives who are not direct reports to our Chief Executive Officer) or $5,000 per year (for our Chief Executive Officer and his direct reports) for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning, so long as the executive remains employed by us. We provide these benefits to assist our named executive officers in efficiently managing their time and financial affairs, allowing them to maintain focus on business issues and minimizing distractions of this type.

Relocation Benefits/Engagement Bonuses.    In order to prevent geographic restrictions on our recruitment and hiring opportunities, we periodically provide new hires with relocation benefits and/or engagement bonuses. Our executives, including our named executive officers, are eligible to receive relocation benefits as part of our relocation policy when it is determined that relocation is desired and/or required due to the specific circumstances of the assignment. In addition, we provide additional tax gross-up amounts to reimburse our executives for their income taxes paid in connection with this benefit. As no named executive officers were relocated or hired in 2009, none received relocation benefits or engagement bonuses in 2009.

Housing Allowance.    We provide corporate housing to Mr. Gellert, as part of his original employment agreement from 1997. This permits him to reside close to our corporate headquarters in Woodland Hills and perform his daily duties as our Chief Executive Officer while he continues to maintain his personal residence in the San Francisco area.

Life Insurance.    We provide Company-paid life insurance to our named executive officers and all of our associates in an amount equal to one times base salary. Our named executive officers and all associates may purchase additional life insurance for themselves and/or their dependents at their own expense.

Automobile Allowance or Company Car.    Two of our named executive officers received an automobile allowance or Company car in 2009. Mr. Gellert was provided with a Company car in lieu of a cash automobile allowance, and Mr. Woys received a monthly automobile allowance. Although our automobile allowance program was terminated in 2003 after a review of market practices and as a cost-cutting measure, individuals participating in the program at the time of the plan’s termination, including Messrs. Gellert and Woys, were “grandfathered” under the program and continue to receive this benefit.

Physical Exams.    All named executive officers are required, on an annual basis, to undergo a physical examination. We reimburse the executive for any out-of-pocket expenses relating to the physical examination that are not otherwise covered by the executive’s health insurance plan. The purpose of this policy is to ensure proactive health management for our executive officers. The benefits described above are disclosed and quantified in the “Summary Compensation Table” and described in the accompanying narrative following the “Grants of Plan-Based Awards for 2009” table in this proxy statement.

How do we determine the amount for each element of executive officer compensation?

We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The Compensation Committee uses comparative market data as a guide in its review and determination of base salaries, annual performance-based incentive cash awards and long-term incentive compensation, as discussed below. The Compensation Committee also considers total target direct compensation (consisting of base salaries, annual target performance-based cash incentive awards and long-term incentive compensation) in making its compensation determinations with respect to each component of compensation. The Compensation Committee’s approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

The Compensation Committee annually determines the compensation levels for our named executive officers by considering several factors, including:

•	analysis of competitive compensation practices and market data;

•	information and advice from the compensation consultant engaged by the Compensation Committee;

•	each executive’s individual performance, the performance of his or her business unit or functional unit and our overall Company performance;

•	labor market conditions, including any retention concerns;

•

historical compensation, including the progression of salary increases over time compared to the individual’s development and performance, and the unvested and vested value inherent in outstanding equity awards;

•	motivational factors and the potential to assume increased responsibilities within Health Net;

•	the recommendations of our Chief Executive Officer in the case of the other named executive officers;

•	internal comparables; and

•	our financial performance.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Ultimately, it is the judgment of the Compensation Committee, with input from the Chief Executive Officer, to determine compensation for our executive officers, with the exception of the Chief Executive Officer and the second highest paid executive. The Compensation Committee recommends the compensation for our Chief Executive Officer and the second-highest paid executive to our Board of Directors for approval. The compensation recommendations for the second-highest paid executive also include input from our Chief Executive Officer. Semler Brossy analyzes and synthesizes various sets of data in order to come up with a competitive market reference for the Compensation Committee to use when making compensation determinations for our executive officers, which we often refer to in this CD&A as the “market median” or “50th percentile.”

As indicated above, while the Compensation Committee uses the market median data as one factor in making its compensation determinations, it does not rely solely on market data to make these decisions. For further discussion on how Semler Brossy determines the market median and how this data affected the Compensation Committee’s 2009 compensation decisions, please see “Competitive compensation analysis for fiscal 2009” below.

Emphasis on long-term, performance-based compensation.    Consistent with our philosophy to align total compensation paid to the named executive officers with long-term stockholder interests, the Compensation Committee endeavors to set total target direct compensation such that that more than half of our executive officers’ annual compensation is in the form of long-term equity, rather than cash, and is oriented to rewarding longer-term performance, as opposed to annual performance. The 2009 market median has the following pay mix for these positions, which we endeavor to approximate:

Market Median Targeted Pay Mix

Named Executive Officer	Base Salary	Target Annual Incentive Cash Award(1)	Target Long-Term Equity(2)
Jay M. Gellert President and Chief Executive Officer	11%	15%	74%

James E. Woys Executive Vice President and Chief Operating Officer	13%	13%	74%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	17%	14%	69%

Steven D. Tough President, Government Programs(3)	15%	14%	71%

Angelee F. Bouchard Senior Vice President, General Counsel and Secretary	21%	16%	63%

(1)

Represents the market median’s 2009 target annual incentive bonus. For a discussion of the named executive officers’ target and actual 2009 cash incentive bonus payments, see “Analysis of Compensation During Fiscal 2009” below.

(2)

Represents the market median’s 2009 target equity grant value for each position. Our actual 2009 equity grant guidelines established for each salary grade represented a significantly lower value than the targeted market median value in order to manage our burn rate. Further, in order to help manage our burn rate, Mr. Gellert declined consideration for an equity grant in 2009. For additional discussion of our 2009 annual equity grant program, please see “Analysis of Compensation During Fiscal 2009” below.

(3)	For Mr. Tough, market median percentages are based on his former position as President, Health Plan and Government Programs.

Consultants and advisors.    Since May 2007, the Compensation Committee has used Semler Brossy exclusively as its compensation consultant, and Semler Brossy has provided services directed by the Compensation Committee mainly related to executive compensation and services directed by the Governance Committee related to director compensation. The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the compensation consultant’s fees and other retention terms that relate to the compensation consultant’s work. The compensation consultant reports directly and exclusively to the Compensation Committee. Semler Brossy has not provided any other services to Health Net.

During 2009, Semler Brossy provided the Compensation Committee with:

•	survey benchmarking analysis;

•	peer group competitive review;

•	review of market trends in executive compensation;

•	review of recent regulatory requirements related to executive compensation;

•	review/recommendations for executive employment agreements;

•	advice, support and modeling of a new share authorization request under our 2006 Plan submitted to and approved by our stockholders at our 2009 Annual Meeting;

•	assessment of stockholder advisory firms’ executive compensation policies and implications for Health Net practices;

•	review of the Compensation Committee charter;

•	review of director and executive equity ownership guidelines;

•	advice regarding competitive levels of executive base salaries, annual performance-based incentive cash awards and annual equity awards; and

•	advice regarding management’s proposed salary structure and equity grant guidelines for 2010.

Competitive compensation analysis for fiscal 2009.

In October 2008, Semler Brossy provided the Compensation Committee with a market overview approach to competitive analysis that considered four data sources: (i) the “modeled peer group,” comprised of general industry survey data adjusted for the historical relationship with the peer group over the last five years; (ii) managed care and general industry survey data developed by Mercer, Towers Perrin and Watson Wyatt which includes both public and private managed care companies; (iii) a “cost of management” analysis that provides information about what other companies are paying by pay rank and in aggregate for their top positions, and (iv) traditional peer group proxy data as reported for the top five executives. This approach was approved by the Compensation Committee as a way to address the consolidation in our industry as well as inconsistencies in size (revenue, associates, etc.) among our traditional peer group companies. In effect, the “modeled peer group” uses Towers Perrin general industry survey data based on a larger sample set than the traditional peer group data and provides greater data stability and allows for meaningful summary statistics.

The “modeled peer group” data was used as one factor in determining 2009 compensation for our named executive officers. Other factors are described in the section, “How do we determine the amount of each element of executive officer compensation?”

Details concerning the companies participating in the managed care surveys developed by Mercer, Towers Perrin and Watson Wyatt are summarized below:

Participant Description	Mercer Custom Data	Towers Perrin Custom Data	Watson Wyatt Custom Data
For Profit—Public Companies	35%	33%	29%
Not for Profit Companies	65%	67%	71%

Total Number of Participant Companies	20	15	24

The managed care surveys were one factor used in determining 2009 compensation for executive jobs below the level of our named executive officers. The companies that participated in the above surveys are: Aetna, Inc.; AFLAC, Inc.; American Family Insurance; AMERIGROUP Corp.; Blue Cross/Blue Shield of SC, FL, PA, MA, and MI, respectively; Blue Shield of CA,; CareFirst BlueCross BlueShield; CIGNA Corp.; ConnectiCare, Inc.; Conseco, Inc.; Coventry Health Care, Inc.; Health Care Service Corp.,; HealthNow New York, Inc.; HealthSpring, Inc.; Healthways, Inc.; Highmark, Inc.; Horizon Blue Cross Blue Shield of New Jersey; Humana, Inc.; Independence Blue Cross; Kaiser Permanente; Magellan Health Services, Inc.; Medical Mutual of Ohio; Premera Blue Cross; Principal Financial Group, Inc.; Providence Health & Services; The Regence Group; Triwest Healthcare Alliance Corp.; UnitedHealth Group, Inc.; WellCare Health Plans, Inc.; Wellmark Blue Cross and Blue Shield; WellPoint, Inc.; and Wisconsin Physicians Service Insurance Corp. The companies in the traditional peer group are Aetna, Inc.; AMERIGROUP Corp.; CIGNA Corp.; Coventry Health Care, Inc.; Humana, Inc.; UnitedHealth Group, Inc.; and WellPoint, Inc.

In addition, Semler Brossy cross checks the market data from the “modeled peer group” and the managed care surveys with the “cost of management” and traditional peer group proxy data, as described above.

In October 2008, Semler Brossy advised that our executive’s base salaries and total targeted cash compensation are generally within a competitive range of the market median based on “modeled peer group” data, although we have historically paid out cash bonuses below target (or not at all), resulting in total actual cash compensation being below the market median. Semler Brossy further advised that, in light of our stock price at that time, our 2009 annual equity grant guidelines would be significantly below the market median in order to satisfy our 2009 burn rate objectives. The Compensation Committee approved this approach for 2009 and, therefore, the actual total direct compensation was well below market median for our named executive officers, as discussed in detail under the section entitled “Total Direct Compensation” below.

Management involvement in compensation decisions.    In addition to market factors, the Compensation Committee considers input from our Chief Executive Officer in determining the compensation of the other named executive officers.

In the fourth quarter of each calendar year, our Board of Directors reviews and approves Company and business unit plans for the upcoming calendar year. Subsequently, the named executive officers also establish their performance objectives for their areas of responsibility for the year based on the approved Company and business unit plans. These objectives are then used as the individual objectives established under our EOIP. The annual goals for our Chief Executive Officer as well as for all of his direct reports are reviewed and approved by the Compensation Committee no later than March 31st of the upcoming calendar year. In the first quarter following the performance year, our Chief Executive Officer, in partnership with our Chief Financial Officer, Chief Operating Officer and our Senior Vice President, Organization Effectiveness, conduct a formal assessment (including individual self-assessments) of each named executive officer against his or her goals for the prior calendar year. Our Chief Executive Officer then provides the Compensation Committee with his assessment of the performance of the other named executive officers and provides recommendations for each named executive officer’s compensation, including salary adjustments, bonus payouts and equity grants, based on this assessment.

The performance evaluation of our Chief Executive Officer includes key leadership competencies and skills, in addition to financial and operational measures. The evaluation is a formal process, conducted under the auspices of our Governance Committee, with all Board members having the opportunity to provide input. Our Chief Executive Officer provides a self-assessment to the Compensation Committee each year that is shared with all Board members. Each Board member is then asked to appraise the Chief Executive Officer’s achievements in each area and provide comments. The individual Board members’ ratings are consolidated and sent back to each Board member. The Compensation Committee uses this consolidated feedback as a basis for its recommendation with regard to the Chief Executive Officer’s compensation. For additional detail on how the annual performance-based cash awards are determined based on these evaluations and recommendations, see “Analysis of Compensation During Fiscal 2009—Annual Performance—Based Incentive Cash Awards” below.

Analysis of Compensation During Fiscal 2009.

General.    In 2009, we provided our named executive officers with base salaries, which generally approximated or were below the 50th percentile of our peer group companies, and target annual incentive opportunities, which were generally at or below the 50th percentile of our peer group companies, as discussed in further detail below. Consistent with our objectives of tying executive pay with performance and aligning the interests of our executives with those of our stockholders, we wanted to continue our practice of placing an emphasis on long-term incentive awards in determining executive compensation in 2009. However, due to our decreased stock price at the time grants were made and our commitment to manage to our burn rate, our 2009 long-term equity grants represented approximately 30% of the targeted market median.

Ms. Bouchard was promoted to her current position, Senior Vice President and General Counsel, on December 14, 2009. Prior to her promotion, Ms. Bouchard was the Company’s Vice President, Assistant General Counsel and Assistant Secretary. In connection with her promotion, Ms. Bouchard’s salary was increased from $293,232 to $400,000. She was also granted a stock option to purchase 35,000 shares of Common Stock, which options will vest on the third anniversary of the date of grant, and received 20,000 restricted stock units, which vest in equal installments on the first four anniversaries of the date of grant. The increase in Ms. Bouchard’s base salary and the equity grant made to her on December 14, 2009 resulted in Ms. Bouchard being a named executive officer for 2009. Unless indicated otherwise, information regarding Ms. Bouchard’s 2009 compensation in this CD&A reflects Ms. Bouchard’s compensation following her promotion.

Base Salary.    The table below shows the base salary approved by the Compensation Committee in 2009 for each of the named executive officers as well as the market positions of the base salaries based on “modeled peer group” data.

2009 Base Salary Review

Named Executive Officer	2008 Base Salary at 12/31/08	% of 50th Percentile of Market(1)		2009 Base Salary at 12/31/09 (% increase)		% of 50th Percentile of Market(1)
Jay M. Gellert President and Chief Executive Officer	$1,200,000	115%		$1,200,000 (0%	)	115%

James E. Woys Executive Vice President and Chief Operating Officer	$700,000	100%		$700,000 (0%	)	100%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	$550,000	90%		$550,000 (0%	)	90%

Steven D. Tough President, Government Programs(2)	$472,500	77%		$500,000 (5.8%	)	82%

Angelee F. Bouchard Senior Vice President, General Counsel and Secretary	$284,692	98%	(4)	$400,000 (39%	)(3)	77%	(4)

(1)	Describes percentage of 50th percentile of market based on “modeled peer group”, which is general industry data adjusted for historical managed care industry premium.

(2)

Mr. Tough’s title at the end of 2008 and during 2009 was President, Health Plan and Government Programs and his job was matched to the “Head of Health Plans” position. Mr. Tough’s job scope was more limited than the 2009 market match. Effective January 16, 2010, his title became President, Government Programs.

(3)	Reflects the percentage increase from Ms. Bouchard’s base salary of $293,232, as in effect immediately prior to her promotion to Senior Vice President, General Counsel and Secretary.

(4)

The 2008 market position for Ms. Bouchard reflects her former position as Vice President, Assistant General Counsel. The 2009 market position for Ms. Bouchard reflects her current position as Senior Vice President, General Counsel and Secretary which was effective December 14, 2009.

In 2009, it was determined that Messrs. Gellert, Woys and Capezza would not receive a base salary increase because company performance in 2008 did not warrant changes based on individual results. In February 2009, Mr. Tough received a base salary merit increase of 5.8% in acknowledgment of his individual performance during 2008 as our President, Health Plan and Government Programs (his job title in 2009). Ms. Bouchard also received a base salary merit increase of 3% in February 2009 in acknowledgement of her individual performance during 2008 as Vice President, Assistant General Counsel. When Ms. Bouchard was promoted to Senior Vice President, General Counsel and Secretary in December 2009, she received a base salary increase of 39% in recognition of her promotion and new responsibilities.

We consider base salaries between 90% and 110% of the market median to be competitive (the “Competitive Range”). For 2009, Mr. Gellert’s base compensation of $1,200,000 was above the market median of $1,045,000 for his position and above the Competitive Range. Mr. Woys’ base salary of $700,000 was at the market median for his position and within the Competitive Range. Mr. Capezza’s base salary of $550,000 was slightly below the market median of $610,000 for his position, but still within the Competitive Range. Ms. Bouchard’s base compensation of $293,232 in 2009 was within the Competitive Range for her former position, as Vice President, Assistant General Counsel. When Ms. Bouchard was promoted to Senior Vice President, General Counsel and Secretary in December 2009, she received a base salary increase of 39% in recognition of her promotion and new responsibilities. Ms. Bouchard’s current base salary of $400,000 is well below the market median of $515,000 for her position and below the Competitive Range, reflecting her newly promoted status. Mr. Tough’s base salary of $500,000 is also below the market median of $610,000 for the “Head of Health Plans” position and below the Competitive Range but is appropriate given his more limited job scope compared to that of the market match for his position.

Annual Performance-Based Incentive Cash Awards.    Under the EOIP, the target incentive opportunity for our named executive officers remained the same in 2009, as compared to 2008, other than for Ms. Bouchard, whose target bonus opportunity increased from 40% of base salary to 70% of base salary effective for the 2009 fiscal year when she was promoted in December 2009 to Senior Vice President, General Counsel and Secretary. Our 2009 target annual incentive cash award opportunities and positions relative to the market median based on “modeled peer group” data are shown in the table below.

2009 Target Annual Incentive Cash Award Opportunity

Named Executive Officer	2009 Target Annual Incentive Cash Award (% of Base Salary at 12/31/09)	2009 Target Annual Incentive Cash Award (1)	50th Percentile of Market	2009 Target Annual Incentive Cash Award Compared to 50th Percentile of Market (2)
Jay M. Gellert President and Chief Executive Officer	135%	$1,620,000	$1,568,000	103%

James E. Woys Executive Vice President and Chief Operating Officer;	100%	$700,000	$698,000	100%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	80%	$440,000	$549,000	80%

Steven D. Tough President, Government Programs	80%	$400,000	$549,000	72%

Angelee F. Bouchard Senior Vice President, General Counsel and Secretary	70%	$280,000	$386,000	72%

(1)	Both target and actual 2009 annual incentive cash awards are calculated based on the executive’s base salary at December 31, 2009.

(2)	Describes percentage of 50th percentile of market based on “modeled peer group”, which is general industry data adjusted for historical managed care industry premium.

For the 2009 EOIP bonuses, the Compensation Committee approved funding the EOIP for the named executive officers upon attainment of a pre-established threshold PTI of $350 million for fiscal year 2009. Our actual 2009 PTI of $384.4 million, as adjusted, exceeded the pre-established threshold, and, therefore, the EOIP was fully funded for 2009. Our actual 2009 PTI was adjusted to include the benefit of certain litigation reserve true-ups and to exclude the effect of certain charges relating to (i) the sale of our Northeast businesses on December 11, 2009, including related impairment charges and loss on sale, (ii) our operations strategy, and (iii) TRICARE contract procurement costs.

Actual EOIP payouts were determined based upon a combination of two performance ratings: Company Performance Score and Individual Performance Rating. The 2009 EOIP bonus formula for our named executive officers is set forth below:

Bonus = Target Bonus x Company Performance Score x Individual Performance Rating

The 2009 Company Performance Score could range from 0-115%, and the Individual Performance Rating for any named executive officer could range from 0-188%. While the bonus equation could yield a bonus of up to 216% of target, maximum bonuses for the named executive officers are capped at 200% of target. The achievement of all pre-established goals for 2009 at target levels would result in a rating of 100% for each element. For 2009, the Company Performance Score was based on the Company’s 2009 business plan PTI target of $383.7 million. Actual 2009 PTI was $384.4 million, as adjusted, and the Compensation Committee awarded a Company Performance Score of 100%.

At the beginning of 2009, the Compensation Committee approved the following individual performance objectives and their relative weights as a general guide for determining the bonus payout based on individual performance. Mr. Tough’s and Ms. Bouchard’s individual performance objectives were not reviewed by the Compensation Committee, as they were not direct reports of the Chief Executive Officer at that time. The Compensation Committee may take into account these and any other factors in determining the executives’ actual bonus payouts based on individual performance.

2009 Individual Performance Objectives

Executive	Performance Objectives	Weight Attributed to Objective
Jay M. Gellert President and Chief Executive Officer	Successfully transition Northeast (NE) and Arizona (AZ) operations to increase value of Health Net.	25%
	Develop an achievable, financially viable plan for 2010 and beyond as determined by the Board of Directors: -Approval of strategic direction by Board of Directors—7/09 -Approval of Business Plan by Board of Directors—9/09 -Approval of Budget by Board of Directors—12/09	25%
	Achieve 2009 Business Plan	35%
	Enhance leadership through continued development: -Retention of key associates > 90%. -Succession plan for key positions. -Development plans for all key associates and successors by 12/09 Maximize associate development and contribution: -Alignment between company goals, company and unit results and individual rewards for management team under terms of Management Incentive Plan (MIP) / Supervisor and Management Bonus Plan.	15%

Executive	Performance Objectives	Weight Attributed to Objective
James E. Woys Executive Vice President and Chief Operating Officer	Successfully transition NE and AZ operations to increase value of Health Net.	25%
	Develop an achievable, financially viable plan for 2010 and beyond as determined by the Board of Directors: -Approval of strategic direction by Board of Directors—7/09 -Approval of Business Plan by Board of Directors—9/09 -Approval of Budget by Board of Directors—12/09	25%
	Achieve 2009 Business Plan: -G&A under 10% -If sold, successfully transition HNNE and/or AZ business, including a) smooth transition of the NE and/or AZ book, operations and associates, b) realign remaining HN structure inclusive of streamlining corporate overhead/fixed costs ($45m allocated perceived fixed costs) and c) reengineer the operations strategy to continue to get value and savings in support of the 2009 business plan.	35%

-Create and adhere to Health Net policies and processes that ensure a strong internal control environment including those linked to the specific goals of the Sarbanes-Oxley Act (SOX) and legislative and regulatory compliance.

	Enhance leadership through continued development: -Retention of key associates > 90%. -Succession plan for key positions. -Development plans for all key associates and successors by 12/09 Maximize associate development and contribution: -Alignment between company goals, company and unit results and individual rewards for management team under terms of MIP / Supervisor and Management Bonus Plan	15%
Joseph C. Capezza Executive Vice President and Chief Financial Officer	Successfully transition NE and AZ operations to increase value of Health Net.	25%
	Develop an achievable, financially viable plan for 2010 and beyond as determined by the Board of Directors: -Approval of strategic direction by Board of Directors—7/09 -Approval of Business Plan by Board of Directors—9/09 -Approval of Budget by Board of Directors—12/09	25%
	Achieve 2009 Business Plan: -Maintain investment portfolio rating of AA or better to minimize capital losses and achieve results in support of the 2009 business plan. -Design and implement (post asset sale) Finance organization to support 3-year business plan. -Work with business units to develop enhanced data analytic functionality. -Maintain all compliance requirements (e.g., debt covenant compliance, regulatory and SOX).	35%

Executive	Performance Objectives	Weight Attributed to Objective
	Enhance leadership through continued development: -Retention of key associates > 90%. -Succession plan for key positions. -Development plans for all key associates and successors by 12/09 Maximize associate development and contribution: -Alignment between company goals, company and unit results and individual rewards for management team under terms of MIP / Supervisor and Management Bonus Plan	15%
Steven D. Tough(1) President, Government Programs	Develop an achievable, financially viable plan for 2010 and beyond as determined by the Board of Directors: -Approval of strategic direction by Board of Directors—7/09 -Approval of Business Plan by Board of Directors—9/09 -Approval of Budget by Board of Directors—12/09	25%
	Achieve 2009 Government & Specialty Business Plans	60%
	Enhance leadership through continued development: -Retention of key associates > 90%. -Succession plan for key positions. -Development plans for all key associates and successors by 12/09 Maximize associate development and contribution: -Alignment between company goals, company and unit results and individual rewards for management team under terms of MIP / Supervisor and Management Bonus Plan	15%
Angelee F. Bouchard(2) Senior Vice President, General Counsel & Secretary	Support General Counsel in successfully executing strategic review to increase value of Health Net; support General Counsel in developing an achievable, financially viable plan for 2010 and beyond as determined by the Board of Directors: -Approval of strategic direction by Board of Directors—7/09 -Approval of Business Plan by Board of Directors—9/09 -Approval of Budget by Board of Directors—12/09	45%
	Support General Counsel in achieving 2009 Business Plan including compliance with all corporate regulatory requirements including SEC, NYSE and Sarbanes Oxley rules and regulations.	35%
	Support General Counsel in matters relating to Health Net’s Board of Directors	20%

(1)	2009 goals reflect Mr. Tough’s former position as President, Health Plan and Government Programs during 2009.

(2)	2009 goals reflect Ms. Bouchard’s former position as Vice President, Assistant General Counsel and Assistant Secretary.

In early 2010, Mr. Gellert presented to the Compensation Committee performance evaluations for each of his direct reports, as well as a self-evaluation of his own performance for 2009. Mr. Gellert’s assessments, including his own self-assessment, were based on the individual’s performance with respect to the individual performance objectives approved at the beginning of the year by the Compensation Committee, as well as any other significant developments and accomplishments during the year. Mr. Gellert also presented a summary to the Compensation Committee of Health Net’s performance for 2009.

Mr. Gellert recommended to the Compensation Committee that the named executive officers each receive an Individual Performance Rating score of 98%, reflecting a reduction of each executive’s score by 2% due to certain compliance-related issues the Company experienced during 2009. The Compensation Committee utilized this information, along with its own observations and assessments of our executives and Health Net’s performance to evaluate achievement of the individual performance objectives and determine the appropriate Individual Performance Rating score for each named executive officer. The Compensation Committee approved and, in the case of Mr. Gellert and Mr. Woys (our second-highest paid executive), recommended to the Board of Directors for approval, an Individual Performance Rating of 98% for each of the named executive officers.

Total Cash Compensation (base salary plus actual annual performance-based incentive cash awards paid). Actual total cash compensation as of December 31, 2009 was within the competitive range for Messrs. Gellert and Woys. Actual total cash compensation for Messrs. Capezza and Tough was below the competitive range, but still considered appropriate given the other factors that the Compensation Committee considers when determining compensation levels for our named executive officers. These factors are listed under the section, “How do we determine the amount for each element of executive officer compensation?” in this CD&A. Actual cash compensation for Ms. Bouchard was also below the competitive range for her new position, reflecting her newly promoted status. Actual total cash compensation paid in 2009, as compared to the 50th percentile of our “modeled peer group,” is shown in the table below.

2009 Actual Total Cash Compensation as of December 31, 2009

Named Executive Officer	Base Salary at 12/31/09		Target 2009 Incentive Cash Award ($s and % of Base Salary at 12/31/09)	Actual 2009 Incentive Cash Award (% of Target Incentive $s)	Actual 2009 Incentive Cash Award(1)	Sum of Base Salary at 12/31/09 and Actual 2009 Incentive Cash Award		% of 50th Percentile of Market(2)
Jay M. Gellert President and Chief Executive Officer	$1,200,000		$1,620,000 135%	98%	$1,587,600	$2,787,600		106%

James E. Woys Executive Vice President and Chief Operating Officer	$700,000		$700,000 100%	98%	$686,000	$1,386,000		99%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	$550,000		$440,000 80%	98%	$431,200	$981,200		85%

Steven D. Tough President, Government Programs	$500,000		$400,000 80%	98%	$392,000	$892,000		77%

Angelee F. Bouchard Senior Vice President, General Counsel and Secretary	$400,000	(3)	$280,000 70%	98%	$274,400	674,400	(3)	75%

(1)	Amounts were paid to the executives in 2010.

(2)	Describes percentage of 50th percentile of market based on our “modeled peer group”, which is general industry data adjusted for historical managed care industry premium.

(3)	From January 1 to December 13, 2009, Ms. Bouchard’s annual base salary was $293,232.

Long-Term Equity Compensation Program.    The 2009 target equity grant fair values for our named executive officers were generally well below the target market median due to a combination of our low share price and our commitment to manage to our burn rate. In further consideration of our efforts to manage to our burn rate, Mr. Gellert declined consideration for a 2009 long-term incentive grant. For 2009, Messrs. Woys, Capezza and Tough’s target grant values were approximately 37%, 40% and 21% of the market median, respectively. The target grant value of the equity awards received by Ms. Bouchard in connection with her promotion in December 2009 was approximately 38% of the market median.

In 2009, our long-term equity compensation plan and annual incentive cash plan incorporated a moderate to high level of difficulty to achieve the performance measures set forth therein. In light of the changing political and economic environment, our business strategy will require even greater continued discipline, focus and flexibility from our executives.

How does the 2009 performance share program work?

The 2009 performance share program, approved by the Compensation Committee on February 17, 2009, had three performance measures:

1.	Achievement of a minimum PTI threshold measure established for fiscal year 2009. The established 2009 PTI performance range was $370 million minimum, $383.7 million target and $411.3 million maximum, whereby 30%, 100% and 120% of the target shares would be granted, respectively, with interpolation to be used for in-between PTI values. We refer to this performance measure as the “2009 PTI Performance Measure” throughout this proxy statement.

2.	Consummation of a transaction to sell our Northeast and Arizona businesses by December 31, 2009, which would result in an additional 30% of the target shares being granted. We refer to this performance measure as the “Strategic Performance Measure” throughout this proxy statement.

3.	Achievement of a minimum PTI threshold measure established for fiscal year 2010, which would result in an additional 30% of the target shares being granted. We refer to this performance measure as the “2010 PTI Performance Measure” throughout this proxy statement.

The 2009 performance shares will vest in their entirety on the date on which the Compensation Committee makes a determination regarding the satisfaction of the 2010 PTI Performance Measure, which determination will occur as soon as practicable following December 31, 2011 and in any event, no later than February 17, 2012 (the third anniversary of the grant date), so long as the recipient remains employed through such date. The 2009 performance shares are subject to accelerated vesting at the target level in the event of a change in control of Health Net (as defined in the 2006 Plan).

With respect to the 2009 PTI Performance Measure, in February 2010, the Compensation Committee concluded that the Company attained 100.5% of the target PTI level for 2009 based on the Company achieving a 2009 adjusted PTI of $384.4 million. Our actual 2009 PTI was adjusted to include the benefit of certain litigation reserve true-ups and to exclude the effect of certain charges relating to (i) the sale of our Northeast businesses on December 11, 2009, including related impairment charges and loss on sale, (ii) our operations strategy, and (iii) TRICARE contract procurement costs. This resulted in an award to participants of 100.5% of the target shares.

With respect to the Strategic Performance Measure, in February 2010, the Compensation Committee exercised its discretion to deem this performance measure as having been achieved based on the successful consummation of the sale of our Northeast business by December 31, 2009. In reaching this conclusion, the Compensation Committee took into consideration that the Strategic Performance Measure, as originally defined, included a sale of the Company’s Arizona business. The Compensation Committee based its conclusion on the fact that the Company’s management and the Board of Directors had mutually agreed during 2009 that a sale of the Company’s Arizona business was no longer in the best interest of the Company’s stockholders. This decision resulted in an award to participants of 30% of the target shares. The modification of the Strategic Performance Measure resulted in an increase in the fair value per share attributable to the 2009 performance shares effective in 2010.

Based on the satisfaction of the 2009 PTI Performance Measure and the Strategic Performance Measure, our 2009 performance share program is on track to pay out at 130.5% of the target shares, excluding any assumption that the 2010 PTI Performance Measure will be achieved. In the event that the 2010 PTI Performance Measure is achieved at target, the 2009 performance share program would pay at 160.5% of the target shares.

For further information on the 2009 performance share grants awarded to certain of the named executive officers, please see the “Grants of Plan-Based Awards for 2009” table in this proxy.

The 2007 performance share program

Under the 2007 performance share program, performance shares were to vest only upon the achievement of a threshold PTI of $773.0 million and PTI margin of 4% (PTI as a percent of total revenues) in 2009. The Company did not achieve the threshold 2009 PTI or PTI margin. Actual 2009 results were PTI of $384.4 million, as adjusted, and PTI margin of 2.4%, as adjusted. Therefore, no awards were earned under the 2007 performance share program.

The 2008 performance share program

Under the 2008 performance share program, performance shares will vest only upon the attainment of minimum PTI and PTI margin in 2010, which remains to be determined.

Total Direct Compensation.    The actual total direct compensation for our named executive officers in 2009 was generally well below the market median. For Mr. Gellert, this is because he declined consideration for a long-term equity incentive grant in 2009 in an effort to help manage our burn rate. Messrs. Woys, Capezza and Tough’s respective actual total direct compensation was below the market median because the value of their respective 2009 long-term incentive grants was significantly below the market median due to our efforts to manage our burn rate. Ms. Bouchard’s actual total direct compensation also was below the market median for the Senior Vice President, General Counsel and Secretary position, reflecting her recent promotion on December 14, 2009.

Other key policies and practices.

Timing of equity compensation awards.    Our long-term equity awards are granted as part of our annual compensation review. The effective date of the grant is the date approved by the Compensation Committee or, in the case of our Chief Executive Officer and second-highest paid executive, on the date approved by the Board of Directors. The Compensation Committee approves equity grants in the case of a new hire or promotion of an executive officer and certain other senior positions over which the Compensation Committee has oversight.

The Compensation Committee has delegated authority to the Chief Executive Officer to grant stock options to new hires and promoted associates at the director level and above who are not within the oversight authority of the Compensation Committee. The Chief Executive Officer's delegated authority has a maximum share pool of 300,000 which can be replenished by the Compensation Committee when the shares are depleted. New hire grants are generally effective on the date of hire. However, if the grant has not been approved by the Chief Executive Officer prior to the hire or promotion date, the grant will be effective on the approval date.

All stock option awards are granted with an exercise price equal to the New York Stock Exchange closing price of a share of Common Stock on the grant date.

Equity ownership guidelines.    The Compensation Committee believes that the personal financial interests of our executives should be directly aligned with those of our stockholders. Toward that end, the Compensation Committee introduced share ownership guidelines for executives in 2002. The guidelines currently require that our Chief Executive Officer own shares equal in value to five times his annual base salary. Other executives are required to own between one and three times their annual base salary in shares depending on their executive level.

The Compensation Committee annually reviews our executive stock ownership guidelines and their consistency with market practices. In light of recent economic conditions, specifically volatility in stock prices, the Compensation Committee revised our executive stock ownership guidelines effective January 2010. In the new executive stock ownership guidelines, the Compensation Committee eliminated the previous four year compliance period and replaced it with guidelines that specify that certain executive officers, including the named executive officers, must hold 75% of all “net settled shares” received from the vesting, delivery or exercise of equity awards granted under our equity award plans until the total value of all shares held equals or exceeds the executive officer’s applicable ownership threshold, as set forth in the table below. “Net settled shares” generally refers to those shares that remain after payment of (i) the exercise price of stock options or purchase price of other awards, (ii) all applicable withholding taxes, and (iii) any applicable transaction costs.

Equity Ownership Guidelines

Named Executive Officer	Ownership Threshold (as a Multiple of Salary)
Jay M. Gellert President and Chief Executive Officer	5x

James E. Woys Executive Vice President and Chief Operating Officer	3x

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	3x

Steven D. Tough President, Government Programs	1x

Angelee F. Bouchard Senior Vice President, General Counsel and Secretary	1x

The Compensation Committee reviews our named executive officers’ stock ownership status and monitors ownership progress. In 2009, Mr. Gellert continued to meet his ownership threshold. Our other named executive officers are working toward their ownership requirements in accordance with our executive stock ownership guidelines.

In addition, as part of Health Net’s policy on Insider Trading and Disclosure of Material Inside Information, all associates, including the named executive officers, are prohibited from certain speculative trading activities, including selling our securities “short,” holding our securities in margin accounts or pledging our securities. These restrictions prohibit certain transactions whereby the individual continues to own our stock but without the full risks and rewards of ownership.

Tax and Accounting Considerations.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deductibility by us of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit pursuant to Section 162(m) of the Code if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board of Directors that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors.

The Compensation Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. In addition, the Compensation Committee reserves the right to use its judgment to award compensation to our executive officers that may be subject to the deduction limit when the Compensation Committee believes that such compensation is appropriate, consistent with the Compensation Committee’s philosophy and in our and our stockholders’ best interests.

The Compensation Committee generally seeks to structure performance-based compensation in a manner that is intended to avoid the disallowance of deductions under Section 162(m) of the Code. Nevertheless, there can be no assurance that our performance-based compensation will be treated as qualified performance-based compensation under Section 162(m) of the Code.

Internal Revenue Code Section 409A

Section 409A of the Code requires programs that allow executives to defer a portion of their current income—such as our Deferred Compensation Plan and SERP—to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations).

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF HEALTH NET, INC.

The Compensation Committee of the Board of Directors of Health Net, Inc. (the “Company”) has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Securities Act of 1933, as amended, with management of the Company. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Gale S. Fitzgerald (Chair)

Vicki B. Escarra

Patrick Foley

Bruce Willison

Frederick C. Yeager

April 1, 2010

COMPENSATION RISK ASSESSMENT

We believe that our compensation policies and practices appropriately balance risk and the achievement of long-term and short-term goals, and that they do not encourage unnecessary or excessive risk taking. In establishing and reviewing our compensation program, the Compensation Committee and the Audit Committee work together to ensure that incentive goals are appropriately structured and resulting payouts are appropriate for a given level of performance. In 2010, the Compensation Committee and management conducted an extensive review of the design and operation of our compensation program in consultation with Semler Brossy. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, we and the Compensation Committee have concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock awards ($)(2)		Option awards ($)(3)		Non-Equity incentive plan compensation ($)(4)	Change in pension and nonqualified deferred compensation earnings ($)		All other compensation ($)(5)	Total ($)
Jay M. Gellert President and Chief Executive Officer	2009	1,200,000		0		0		0		1,587,600	767,347		88,395	3,643,342
	2008	1,204,615		0		7,175,850		0		0	372,785		87,542	8,840,792
	2007	1,180,769		0		0		0		0	0	(6)	86,758	1,267,527

James E. Woys Executive Vice President and Chief Operating Officer	2009	700,000		0		1,359,128		0		686,000	285,218		21,800	3,052,146
	2008	705,385		0		3,635,764		0		0	141,512		54,731	4,537,392
	2007	622,132		0		3,542,435		0		0	0	(7)	77,766	4,242,333

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	2009	550,000		0		722,037		0		431,200	0		9,800	1,713,037
	2008	550,000		100,000	(8)	0		0		0	0		9,200	659,200
	2007	78,269		790,000	(8)	4,143,920		0		0	0		17,486	5,029,675

Steven D. Tough(9) President Government and Specialty Programs	2009	494,711		0		594,619		0		392,000	0		24,213	1,505,543

Angelee F. Bouchard(9) Senior Vice President, General Counsel and Secretary	2009	257,095	(10)	0		549,726	(10)	367,112	(10)	274,400	0		9,800	1,458,133

(1)	Includes any amounts deferred pursuant to our nonqualified deferred compensation plan and/or amounts contributed by the executive to our 401(k) Plan. For 2008, includes the transfer of $4,615 and $5,385 by Messrs. Gellert and Woys, respectively, in paid-time-off or PTO accruals as part of the Company’s PTO sharing program.

(2)	The amounts shown represent grant date fair value of all stock awards granted in the year indicated, as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see Notes to Consolidated Financial Statements, Note 2—Summary of Significant Accounting Policies and Note 8—Long-Term Equity Compensation of our 2009 Form 10-K and the corresponding notes to Health Net’s Consolidated Financial Statements for the years ended December 31, 2008 and 2007, respectively, in our Annual Reports on Form 10-K filed for those fiscal years (the “2008 Form 10-K” and “2007 Form 10-K”, respectively).

With respect to Messrs. Woys, Capezza and Tough, the amounts shown include the grant date fair value of performance share unit awards granted in February 2009 (the “2009 PSUs”), based on the probable outcome of the performance conditions to which the 2009 PSUs are subject, calculated in accordance with FASB ASC Topic 718. Mr. Gellert declined consideration for a 2009 long-term incentive grant, and Ms. Bouchard was not eligible to receive a PSU grant based on her position at the time the 2009 PSUs were granted. The 2009 PSUs are subject to achievement of performance conditions as described in the “How does the 2009 performance share program work?” section of the CD&A.

The grant date fair value of the 2009 PSUs based on the maximum level of performance of each of the three performance measures is as follows: $2,446,430; $1,299,666 and $1,070,313 for Messers. Woys, Capezza and Tough, respectively.

(3)	The amounts shown represent the grant date fair value of stock options granted in the year indicated, as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation reflected in this column, see Notes to Consolidated Financial Statements, Note 2—Summary of Significant Accounting Policies and Note 8—Long-Term Equity Compensation of our 2009 Form 10-K and the corresponding notes to Health Net’s Consolidated Financial Statements in our 2008 Form 10-K and 2007 Form 10-K.

(4)	The amounts shown represent payments made pursuant to the EOIP. See the “Analysis of Compensation During Fiscal 2009—Annual Performance-Based Incentive Cash Awards” section of the CD&A for details of the EOIP.

(5)	The amounts shown represent perquisites and other compensation received, as applicable, and are detailed in the following supplemental “All Other Compensation Table” and accompanying narrative.

(6)	During fiscal 2007, Mr. Gellert’s pension plan benefits under the SERP decreased in value by $791,846 as a result of an increase in the discount rate offered (which reduces the present value).

(7)	Mr. Woys began participating in the SERP during 2007; as a result, there was no effective change in present value to his accrued pension benefit for 2007.

(8)	For 2008, represents an additional $100,000 payment in connection with additional costs related to his relocation. For 2007, represents a signing bonus of $350,000 and an additional payment of $440,000 guaranteed under the EOIP pursuant to Mr. Capezza’s employment agreement. Mr. Capezza was hired in November 2007.

(9)	Ms. Bouchard and Mr. Tough were not named executive officers during fiscal years 2007 and 2008.

(10)	Ms. Bouchard was promoted to her current position as Senior Vice President, General Counsel and Secretary on December 14, 2009. In connection with her promotion, Ms. Bouchard’s salary was increased from $293,232 to $400,000, and she received a grant of stock options and restricted stock units. For additional details on Ms. Bouchard’s promotion and related changes to her compensation, see the “CD&A” section of this proxy statement. Ms. Bouchard’s 2009 salary was prorated to reflect maternity leave of absence taken during 2009.

All Other Compensation Table

Name		Perquisites (1)					Miscellaneous (2)
	Year	Housing Allow- ance ($)(3)	Finan- cial Counsel- ing ($)(4)	Auto- mobile ($)(5)	Other ($)(6)	Total Perq- uisites ($)(7)	Company Contri- butions to 401(k) Plan ($)(8)	Total Misc. Compen- sation ($)	Grand Total All Other Compen- sation ($)
Jay M. Gellert	2009	53,125	5,000	20,470	0	78,595	9,800	9,800	88,395
James E. Woys	2009	0	0	12,000	0	12,000	9,800	9,800	21,800
Joseph C. Capezza, CPA	2009	N/A	N/A	N/A	N/A	N/A	9,800	9,800	9,800
Steven D. Tough	2009	0	2,500	0	21,713	24,213	0	0	24,213
Angelee F. Bouchard	2009	N/A	N/A	N/A	N/A	N/A	9,800	9,800	9,800

(1)	During 2009, we did not provide any tax-gross up payments in connection with perquisites. See the “What are the elements of named executive officer compensation and why do we provide each element?-—Perquisites and other Personal Benefits” section of the CD&A for additional information.

(2)	Company paid life insurance premiums have not been included in the Summary Compensation Table as this benefit does not discriminate in scope, terms or operation in favor of executive officers.

(3)	During 2009, Mr. Gellert received housing allowance benefits pursuant to his employment agreement. His housing allowance benefits represented an average monthly housing rental and utilities payment of $4,425.

(4)	Messrs. Gellert, Woys and Capezza and Ms. Bouchard are entitled to reimbursement of up to $5,000 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning, so long as the executive remains employed by us. Mr. Gellert was reimbursed for financial counseling during 2009 in the amount of $5,000. Mr. Capezza and Ms. Bouchard received reimbursement for costs incurred for such personal financial counseling services, but such amounts are not included because the aggregate amount of perquisites paid to Mr. Capezza and Ms. Bouchard did not exceed $10,000 each during fiscal 2009. Mr. Tough is entitled to reimbursement of up to $2,500 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning, so long as he remains employed by us. Mr. Tough was reimbursed $2,500 for financial counseling during 2009.

(5)	Although our automobile allowance program terminated in 2003, Mr. Woys and Mr. Gellert continue to receive benefits that have been “grandfathered” under the program. Mr. Woys receives a monthly automobile allowance in the amount of $1,000. Mr. Gellert is provided with a corporate car in lieu of a cash automobile allowance. For 2009, we provided him with the use of a corporate car for which $1,170 represents the imputed income recognized for his personal use of such car and $19,300 represents the incremental cost to us for his exclusive use of such car based on the depreciation of the purchase price of the car and insurance.

(6)	Mr. Tough’s employment agreement provides him with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents as a result of the Company’s acquisition of FHC in 1997. His health benefits represented an average monthly benefit of $1,809.

(7)	The amounts shown represent the total sum of all perquisites received by the named executive officers. Mr. Capezza and Ms. Bouchard do not have amounts shown because the aggregate value of their total perquisites was less than $10,000 each during 2009.

(8)	The amounts shown represent our matching contribution to the 401(k) Plan for the benefit of the named executive officer.

GRANTS OF PLAN-BASED AWARDS FOR 2009

Name and Principal Position	Grant Date	Estimated future potential payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: number of shares of stock or units (#)		All other option awards: number of securities underlying options (#)		Exercise or Base Price of Option Awards ($)	Grant date fair value of stock and option awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay M. Gellert President and Chief Executive Officer	2/17/2009	(1)	1,626,000	3,252,000	—	—	—	—		—		—	—

James E. Woys Executive Vice President and Chief Operating Officer	2/17/2009	(1)	700,000	1,400,000	24,000	80,000	144,000	—		—		—	1,359,128	(6)

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	2/17/2009	(1)	440,000	880,000	12,750	42,500	76,500	—		—		—	722,037	(6)

Angelee F. Bouchard Senior Vice President, General Counsel and Secretary	2/17/2009 12/14/2009	(1)	280,000	560,000	—	—	—	5,000 20,000	(3) (4)	—		—	84,946 464,780	(3) (4)

	12/14/2009									35,000	(5)	23.24	367,112	(5)

Steven Tough President Government Programs	2/17/2009	(1)	400,000	800,000	10,500	35,000	63,000	—		—		—	594,619	(6)

(1)	The amounts shown represent potential non-equity incentive plan awards under the EOIP in 2009. There is no threshold or minimum amount payable under the EOIP. Actual EOIP payouts for 2009 were determined based upon a combination of two performance ratings: Company Performance Score and Individual Performance Rating. The 2009 EOIP bonus formula for our named executive officers is as follows:

Bonus = Target Bonus x Company Performance Score x Individual Performance Rating

The Company Performance Score (0-115%) and the Individual Performance Rating (0-188%) vary depending on the achievement of pre-established performance goals. The achievement of all pre-established goals for 2009 at target levels would result in a rating of 100% for the Company Performance Score and the Individual Performance Rating, respectively, while achievement at the maximum levels would result in a rating of 115% and 188%, respectively, for the Company Performance Score and the Individual Performance Rating. An individual’s final bonus score is the product of these percentages, but awards are capped at 200% of the executive’s target bonus. For 2009, the Company Performance Score was calculated based on a pre-established PTI target of $383.7 million. The Individual Performance Ratings were based on individual goals that varied among the named executive officers as well as other factors. For a more complete description of the EOIP, including how actual payouts are determined, see the “Analysis of Compensation During Fiscal 2009—Annual Performance-Based Cash Incentive Awards” section of the CD&A.

(2)	These awards represent the 2009 PSUs granted to Messrs. Woys, Capezza and Tough. For additional information regarding the 2009 PSUs, see the “How does the 2009 performance share program work?” section of the CD&A.

Amounts shown in the “threshold” column represent the minimum number of shares (or 30% of the target shares) that could be issued upon achievement of the 2009 PTI Performance Measure. Amounts shown in the “target” column represent the number of shares (100% of the target shares) that could be issued upon achievement of the 2009 PTI Performance Measure at target. Amounts shown in the “maximum” column represent the maximum number of shares (or 180% of the target shares) that could be issued upon achievement of the 2009 PTI Performance Measure at maximum (whereby 120% of target shares would be issued), the Strategic Performance Measure (whereby an additional 30% of target shares would be issued) and the 2010 PTI Performance Measure (whereby an additional 30% of the target shares would be issued).

(3)	The stock award granted on February 17, 2009 comprised of restricted stock units granted pursuant to the 2006 Plan. The restricted stock units vest in equal installments on each of the first four anniversaries of the date of grant, subject to accelerated vesting in specified change in control situations followed by a termination of employment. The grant date fair value was calculated by multiplying the closing price of our Common Stock on the date of grant ($16.99) by the number of restricted stock units granted, and then subtracting the par value of $0.001 per share of Common Stock, which is required to be paid by award recipients.

(4)	The stock award granted on December 14, 2009 comprised of restricted stock units granted pursuant to the 2006 LTIP. The restricted stock units vest in equal installments on each of the first four anniversaries of the date of grant, subject to accelerated vesting in specified change in control situations followed by a termination of employment. The grant date fair value was calculated by multiplying the closing price of our Common Stock on the date of grant ($23.24) by the number of restricted stock units granted, and then subtracting the par value of $0.001 per share of Common Stock, which is required to be paid by award recipients.

(5)	The nonqualified stock option granted on December 14, 2009 was granted pursuant to the 2006 Plan. The grant provides for cliff vesting of 100% of the underlying shares on the third anniversary of the date of grant, subject to accelerated vesting in specified change in control situations followed by a termination of employment. The grant date fair value shown is based on a value of $10.4889/share, calculated by using a “closed-form option valuation model (Black-Scholes)” based on the following assumptions: expected option term of 5.46 years, stock price volatility of 45.5%, dividend yield of 0% and a risk-free interest rate of 2.84%.

(6)	Amounts shown represent the grant date fair value of the 2009 PSUs, based on the probable outcome of the performance conditions to which the 2009 PSUs are subject, calculated in accordance with FASB ASC Topic 718. The 2009 PSUs are subject to achievement of performance conditions as described in the “How does the 2009 performance share program work?” section of the CD&A. The grant date fair value of the 2009 PSUs based on the maximum level of performance of each of the three performance measures is as follows: $2,446,430; $1,299,666 and $1,070,313 for Messers. Woys, Capezza and Tough, respectively.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Material Terms of Agreements and Plans

Employment Agreements with Named Executive Officers in General.    We have entered into employment agreements with all of the named executive officers. In general, the named executive officers’ employment agreements entitle the officer to a minimum base salary and the ability to participate in various incentive compensation, equity, insurance and employee benefit plans, including paid time off, holidays, health and welfare insurance, 401(k) Plan, deferred compensation, financial counseling and tuition reimbursement plans, if the executive officer meets the applicable participation requirements. All of the named executive officers are eligible to participate in the EOIP, which provides them the opportunity to earn each plan year a specified target percentage of his or her base salary (with the actual bonus payment ranging from 0% to 200% of target depending on the actual results achieved) as additional compensation in accordance with the terms of the EOIP. Any future equity grants will be made to the named executive officers at the discretion of the Compensation Committee.

The named executive officers’ employment agreements also provide for certain severance payment arrangements, which are detailed in the “Potential Payments Upon Termination or Change in Control” table and the accompanying narrative herein.

Below is a brief summary of additional material terms contained in each named executive officer’s employment agreement with us. Each of these agreements are filed as an exhibit to our 2009 Form 10-K and the following summaries are qualified in their entirety by reference to those agreements. Under these employment agreements, the executive’s employment relationship with Health Net is at-will, meaning that the executive and Health Net may terminate the employment relationship at any time, with or without advance notice and without or without Cause (as defined below).

Employment Agreement with Mr. Gellert.    On December 3, 2008, Health Net, Inc. and Mr. Gellert entered into an Amended and Restated Employment Agreement (the “Gellert Agreement”), which amended and restated all prior employment agreements between Mr. Gellert and us. Under the Gellert Agreement, Mr. Gellert’s annual base salary is $1,200,000, and he is currently eligible to receive an annual cash bonus with a target equal to 135% of his annual base salary under the EOIP. The Gellert Agreement provides Mr. Gellert with housing in Woodland Hills, California at a reasonable monthly cost and reimbursement for Mr. Gellert’s weekend trips to his residence in Northern California. In addition, if Mr. Gellert decides to relocate to Southern California, he is entitled to specific relocation benefits. We provide Mr. Gellert with the use of a corporate car and he reports his personal use of the car as a taxable benefit. The Gellert Agreement provides for Mr. Gellert’s participation in the SERP of which Mr. Gellert is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Woys.    On December 3, 2008, Health Net, Inc. and Mr. Woys entered into an Amended and Restated Employment Agreement (the “Woys Agreement”), which amended and restated all prior employment agreements between Mr. Woys and us. Under the Woys Agreement, Mr. Woys’ annual base salary is $700,000, and he is eligible to receive an annual cash bonus with a target equal to 100% of his annual base salary under the EOIP. In addition, Mr. Woys is entitled to a car allowance of $1,000 per month since he was eligible for this benefit at the time of the termination of the car allowance program. Further, the Woys Agreement provides for Mr. Woys’ participation in the SERP of which Mr. Woys is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Capezza.    On December 3, 2008, Health Net, Inc. and Mr. Capezza entered into an employment agreement (the “Capezza Agreement”), which amended and restated the employment agreement dated October 9, 2007 between Mr. Capezza and us. Under the Capezza Agreement, Mr. Capezza’s annual base salary is $550,000, and he is eligible to receive an annual cash bonus with a target equal to 80% of his annual base salary under the EOIP.

Employment Agreement with Ms. Bouchard.    On December 14, 2009, Health Net, Inc. and Ms. Bouchard entered into an employment agreement (the “Bouchard Agreement”) which amended and restated the employment agreement dated March 26, 2003 between Ms. Bouchard and us. Under the Bouchard Agreement, Ms. Bouchard’s annual base salary is $400,000, and she is eligible to receive an annual cash bonus with a target equal to 70% of her annual base salary under the EOIP. Pursuant to the Bouchard Agreement, Ms. Bouchard was granted a stock option to purchase 35,000 shares of our common stock which is scheduled to become fully vested on the third anniversary of the date of grant and 20,000 restricted stock units which are scheduled to vest in equal installments on each of the first four anniversaries of the date of grant.

Employment Agreement with Mr. Tough.    On February 17, 2009, Health Net, Inc. and Mr. Tough entered into an employment agreement (the “Tough Agreement”) which amended and restated the employment agreement dated January 25, 2006 between Mr. Tough and us. Under the Tough Agreement, Mr. Tough’s annual base salary is $500,000, and he is eligible to receive an annual cash bonus with a target equal to 80% of his annual base salary under the EOIP. The Tough Agreement provides Mr. Tough with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents as a result of the Company’s acquisition of FHC in 1997.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2009

Name and Principal Position	Option awards					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised option (#) unexercisable		Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)(2)
Jay M Gellert	650,000	0		$23.02	02/09/2011	—		—	—		—
President and Chief Executive Officer	325,000	0		$22.64	08/12/2012	—		—	—		—
	325,000	0		$24.06	02/20/2013	—		—	—		—
	125,000	125,000	(3)	$45.64	04/11/2016	125,000	(4)	2,911,125	—		—
	—	—		—	—	37,500	(5)	873,338	56,250	(6)	1,310,006
	—	—		—	—	—		—	0	(7)	0
James E Woys	54,000	0		$23.02	02/09/2011	—		—	—		—
Executive Vice President and Chief Operating Officer	50,000	0		$22.64	08/12/2012	—		—	—		—
	60,000	0		$24.06	02/20/2013	—		—	—		—
	40,000	0		$31.92	09/22/2013	—		—	—		—
	192,000	0		$23.64	03/25/2014	—		—	—		—
	100,000	0		$32.59	05/13/2015	—		—	—		—
	25,000	25,000	(3)	$45.64	04/11/2016	25,000	(4)	582,225	—		—
	—	—		—	—	16,250	(8)	378,446	—		—
	—	—		—	—	38,000	(5)	884,982	19,000	(6)	442,491
	—	—		—	—	—		—	16,250	(7)	0
	—	—		—	—	—		—	128,400	(9)	2,990,308

Joseph C Capezza	—	—		—	—	20,000	(10)	465,780	20,000	(11)	465,780
Executive Vice President and Chief Financial Officer	—	—		—	—	—		—	68,213	(9)	1,588,613

Angelee F Bouchard	1,900	0		$28.90	02/17/2014	—		—	—		—
Senior Vice President, General Counsel and Secretary	4,250	0		$29.20	02/24/2015	—		—	—		—
	1,900	1,900	(12)	$49.06	03/02/2016	1,900	(13)	44,249	—		—
	—	—		—	—	1,806	(8)	42,060	—		—
	—	—		—	—	4,250	(5)	98,978	—		—
	—	—		—	—	5,000	(13)	116,445	—		—
	0	35,000	(14)	$23.24	12/14/2016	20,000	(15)	465,780	—		—

Steven D Tough	11,250	3,750	(16)	$48.04	02/03/2016	—		—	—		—
President Government and Specialty Programs	—	—		—	—	5,312	(8)	123,711	—		—
	—	—		—	—	15,000	(5)	349,335	7,500	(6)	174,668
	—	—		—	—	—		—	5,313	(7)	0
	—	—		—	—	—		—	56,175	(9)	1,308,260

(1)	The exercise price of each stock option grant is equal to the closing price of the Company’s Common Stock on the NYSE on the date of grant.

(2)	Amounts shown represent the intrinsic value of unvested stock awards calculated by multiplying the number of shares by the closing price of the Company’s Common Stock on the NYSE on December 31, 2009 ($23.29), and then subtracting the par value of $0.001 per share.

(3)	Stock options scheduled to vest on April 11, 2010.

(4)	Restricted stock units scheduled to vest on April 11, 2010.

(5)	50% of the restricted stock units vested on February 18, 2010. The remaining 50% of the restricted stock units are scheduled to vest on February 18, 2012.

(6)

Performance share units granted on February 18, 2008. Units shown equal the number of units which would be earned if threshold performance is met. The performance share units will cliff vest on a date as soon as practicable following the completion of the performance period. The performance share units will vest at 50% of the granted units upon attainment of a threshold level of pre-established pre-tax income and pre-tax income margin levels in fiscal year 2010, at 100% upon attainment of the target pre-tax income and pre-tax income margin levels, at 150% upon attainment of the median pre-tax income and pre-tax income margin levels and at 200% upon attainment of the maximum pre-tax income and pre-tax income margin levels (with linear interpolations for performance between the threshold and maximum levels).

(7)	Performance share units granted on February 23, 2007. In February, 2010, the Compensation Committee determined that the Company did not attain the threshold PTI and PTI margin levels for fiscal year 2009. Accordingly, no units were earned. See the “Long-Term Equity Compensation Program” section of the CD&A for additional detail on the 2007 PSUs.

(8)	Restricted stock units scheduled to vest on February 23, 2011.

(9)	With respect to the 2009 PSUs, represents 160.5% of the target shares, based on (i) achievement of the 2009 PTI Performance Measure at 100.5% of the target level of $383.7 million of PTI for fiscal 2009, resulting in 100.5% of the target shares being issued, (ii) achievement of the Strategic Performance Measure, as modified by the Compensation Committee, resulting in an additional 30% of target shares, and (iii) assumed achievement of the 2010 PTI Performance Measure, which would result in an additional 30% of target shares. To the extent earned, the 2009 PSUs are scheduled to vest in their entirety on the date on which the Compensation Committee makes a determination regarding the satisfaction of the 2010 PTI Performance Measure, which determination will occur as soon as practicable following December 31, 2011 and in any event, no later than February 17, 2012 (the third anniversary of the grant date), so long as the recipient remains employed through such time.

(10)	Restricted stock units scheduled to vest on November 1, 2011.

(11)	Performance share units granted on November 1, 2007. Units shown equal the number of units which would be earned if threshold performance is met. The performance share units will cliff vest on a date as soon as practicable following the completion of the performance period. The performance share units will vest at 50% of the granted units upon attainment of a threshold level of pre-established pre-tax income and pre-tax income margin levels in fiscal year 2010, at 100% upon attainment of the target pre-tax income and pre-tax income margin levels, at 150% upon attainment of the median pre-tax income and pre-tax income margin levels and at 200% upon attainment of the maximum pre-tax income and pre-tax income margin levels (with linear interpolations for performance between the threshold and maximum levels).

(12)	Stock options vested on March 2, 2010.

(13)	Restricted stock units vested on March 2, 2010.

(14)	Stock options scheduled to vest on December 14, 2012.

(15)	Restricted stock units scheduled to vest in four equal installments on each of December 14, 2010, 2011, 2012 and 2013.

(16)	Stock options vested on February 3, 2010.

OPTION EXERCISES AND STOCK VESTED FOR 2009

Name and Principal Position	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Jay M. Gellert President and Chief Executive Officer	0	0	0	0

James E. Woys Executive Vice President and Chief Operating Officer	20,000	100,264	16,250	250,396

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	0	0	20,000	298,180

Steven Tough President Government Programs	0	0	5,313	81,868

Angelee F. Bouchard Senior Vice President, General Counsel and Secretary	0	0	1,806	27,829

(1)	Value realized on the exercise of stock options was calculated by multiplying the number of shares of Common Stock acquired on exercise by the difference between the closing market price of a share of Common Stock on the date of exercise, and the option’s exercise price.

(2)	Value realized on vesting was calculated by multiplying the number of shares of Common Stock acquired by the difference between the closing market price of a share of Common Stock on the vesting date, and the par value of $0.001 per share.

PENSION BENEFITS FOR 2009

Name and Principal Position	Plan Name	Number of years of credited service (#) (1)	Present value of accumulated benefit ($) (2)	Payments during last fiscal year ($)
Jay M. Gellert President and Chief Executive Officer	Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan	13.5	4,127,655	0

James E. Woys Executive Vice President and Chief Operating Officer	Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan	23.1667	1,400,875	0

(1)	Credited service is equal to actual service for Messrs. Gellert and Woys.

(2)	The amounts represented are calculated as of December 31, 2009 using a 5.95% discount rate. Mortality is calculated according to the 1994 Group Annuity Mortality table, assuming post-retirement mortality only. Benefit shown is one hundred percent (100%) vested for Messrs. Gellert and Woys.

Narrative to Pension Benefits Table

We maintain the Health Net, Inc. Amended and Restated Supplemental Executive Retirement Plan (“SERP”). The program covers Messrs. Gellert and Woys, one additional executive officer and 16 inactive associates. Benefits under the SERP are not funded; they remain subject to the claims of our creditors. The SERP is a defined benefit plan designed to provide a Health Net-paid retirement annuity of 50% of the executive’s average pay at retirement if the executive works until age 62 and is actively employed for 15 years. The target retirement benefit is calculated at 50% of the average over the last 60 months of employment using the executive’s base pay, plus any bonus earned. This benefit is prorated for less than 15 years service at age 62 and/or if the executive leaves employment before the age of 62. It is then multiplied by a vesting percentage (0% if under five years of service; 10% after five years; 20% after six years; 40% after seven years; 60% after eight years; 80% after nine years and 100% for ten or more years of service).

The target benefit, after prorating and multiplying by the vesting percentage, is further reduced by other Health Net-paid retirement benefits, whether tax-qualified or nonqualified, including the employer-paid portion of Social Security retirement benefits, the 401(k) Plan employer matching contributions and any other prior SERP profit-sharing plans. The net benefit is payable as an annuity for the executive’s lifetime, beginning at age 62, unless the participant elects to receive a discounted early retirement benefit commencing between age 55 to age 62. A retired executive may elect to begin receiving reduced payments after age 55 and before age 62 and/or to elect a form of payment that provides reduced payments during his or her lifetime and continues a portion of that benefit to the surviving spouse, subject to the rules of Section 409A.

NONQUALIFIED DEFERRED COMPENSATION FOR 2009

All named executive officers are eligible to participate in the Health Net, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). During 2009, no named executive officer had an account balance or deferred compensation under the Deferred Compensation Plan.

The Deferred Compensation Plan is also available to all of our associates at the director level and above who earn a minimum annual base salary of $100,000. The Deferred Compensation Plan provides an important supplement to our 401(k) Plan. The Deferred Compensation Plan allows participants to set aside tax-deferred dollars for the future and reduce their current income tax liability. Deferred amounts can be between five percent and ninety percent (5% and 90%) of base salary and between five percent and one hundred percent (5% and 100%) of “other compensation” (which generally means all performance based bonuses, commissions and incentive payments). All amounts deferred under the Deferred Compensation Plan are fully vested. The Deferred Compensation Plan has been designed so that federal and state income tax on the monies deferred is not due until such time as the account balance is paid to a participant. Participants can elect distribution of their account balances from a given year to be paid to them while they are still working or they can elect to have payments made to them in the event of their separation from service with us. Payments can be made in a lump sum payment or as annual installments over a period of greater than two years and less than ten years.

Participants set aside tax-deferred dollars to track the performance of the investment fund(s) available in the plan’s portfolio of funds. While the deferred dollars are not actually invested in the investment fund(s), earnings or losses of the tracking fund are applied to the participant’s deferral dollars as if they were invested in the fund. Participants may make changes to their investment choices daily.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

We have entered into employment agreements with each of our named executive officers. Although these agreements provide that an executive’s employment with Health Net may be terminated by either the executive or by us at any time, for any reason and with or without notice, they do provide certain payments and benefits in the event of the executive’s termination without Cause (as defined below) or, in most cases, in connection with a change of control. In general, these benefits include lump-sum payments equal to a multiple of base salary and continued health and welfare benefit coverage for a certain defined term. In addition, under certain conditions a change in control will trigger accelerated vesting for all, or a portion of, equity awards granted to each executive as described in more detail below in this section of the proxy entitled “Plan-Based Awards.” Generally, the severance and change in control provisions of our executive employment agreements are very similar. However, the terms of Mr. Gellert’s employment agreement vary somewhat, and therefore are discussed separately below.

Under the severance terms of each named executive officer’s employment agreement, in order to receive severance payments, a terminated executive (or his or her beneficiaries or estate, as applicable) must execute a separation agreement, waiver and release of claims substantially in the form prescribed by their agreement, which, among other things, precludes the terminated executive from competing with us for a period of up to one year post-termination, depending on the applicable circumstances, and releases all claims against us.

Severance Terms of Employment Agreements with our Named Executive Officers (other than Mr. Gellert)

Generally under the terms of these agreements, in the event that we terminate an executive’s employment without cause (other than during the two year period following a change in control), the executive (in the case of Messrs. Woys and Capezza and Ms. Bouchard) will be entitled to receive:

•	a one-time lump sum payment equivalent to 24 months of the executive’s then-current base salary;

•	benefit continuation for the executive and his or her dependants for an initial period of six months following the termination date; and

•	payment of COBRA premiums for an additional 18-month period upon expiration of such six-month period, provided the executive properly elects to continue those benefits under COBRA.

Pursuant to the Tough Agreement, in the event that we terminate his employment without Cause, Mr. Tough will be entitled to receive a one-time lump sum payment equivalent to 12 months of Mr. Tough’s then-current base salary. In the event that his employment is terminated due to death or Disability (as defined below), Mr. Tough or his beneficiaries or estate would be entitled to a lump-sum payment equal to one times (1x) his then-current base salary. In addition, the Tough Agreement provides Mr. Tough with “grandfathered” lifetime medical, dental and vision health benefits for himself and his dependents as a result of the Company’s acquisition of FHC in 1997.

With respect to Messrs. Woys and Capezza and Ms. Bouchard, if their employment is terminated due to death or Disability, the executive’s or his or her beneficiaries or estate would be entitled to continuation of benefits for a period of twelve months and a lump-sum payment equal to one times (1x) the executive’s then-current base salary.

If, at any time within two years after a change in control, we terminate an executive without Cause or the executive voluntarily terminates his or her employment for good reason, the executive (including Messrs. Woys and Capezza and Ms. Bouchard, but excluding Mr. Tough) will be entitled to receive:

•	a one-time lump sum payment equivalent to 36 months of the executive’s then-current base salary;

•	benefit continuation for the executive and his or her dependants for an initial period of 18 months; and

•	payment of COBRA premiums for an additional 18-month period provided the executive properly elects to continue those benefits under COBRA.

This change in control severance benefit will be forfeited in the case of a voluntary termination by the executive for good reason if we request in writing, prior to his or her resignation, that he or she continue in our employ for ninety days following the change in control, and he or she voluntarily leaves our employ prior to the expiration of that ninety day period. The Tough agreement does not provide a change in control severance benefit.

In the event that Messrs. Woys, Capezza or Ms. Bouchard voluntarily terminate their employment at any time (other than for good reason within two years after a change in control), or we terminate the executive for Cause, the executive would not be eligible to receive any of the severance benefits provided under their employment agreements.

With respect to Messrs. Woys and Capezza, if the severance and change in control payments and benefits provided under the applicable executive employment agreement or otherwise constitute “parachute payments” under Section 280G of the Code, and if at least $50,000 of such payments are subject to the excise tax imposed by Section 4999 of the Code, each of the covered executives will receive (i) a payment sufficient to pay those excise taxes and (ii) an additional payment sufficient to pay the taxes arising as a result of that payment (together, a “Gross-Up Payment”), except that Mr. Capezza was only entitled to such Gross-Up Payments for any taxes incurred prior to December 31, 2009. If the amount of such “parachute payments” subject to excise taxes does not exceed $50,000, no Gross-Up Payment will be paid and the executive’s severance payments will be reduced (if necessary, to zero) so that no portion of the severance payments is subject to the imposition of excise taxes.

With respect to Ms. Bouchard, to the extent that any severance and change in control payments and benefits provided under her employment agreement or otherwise constitute “parachute payments” then such payments and benefits shall be reduced to the extent necessary such that no portion of the payments and benefits is subject to the imposition of excise taxes, but only if the net amount of such payment and benefits, as so reduced (and after subtracting any additional taxes due on such reduced payments and benefits) is greater than or equal to the net amount of such payments and benefits without such reduction (but after subtracting the net amount of excise taxes and all additional taxes due on such unreduced payments and benefits).

For purposes of these employment agreements, “change in control” is generally defined to mean (i) the acquisition by any person or group (as defined by the Securities Exchange Act of 1934, as amended) of 20% or more of our voting stock; (ii) a change in the majority of incumbent board members as a result of a tender offer, merger, sale of assets or other major transaction; (iii) our merger or consolidation with any other entity pursuant to which our shareholders immediately prior to the transaction own less than 80% or the outstanding securities of the combined entity; (iv) the consummation of a tender or exchange offer for 20% or more of our outstanding securities; (v) the transfer of substantially all of our assets to another person (other than a wholly-owned subsidiary); or (vi) our entry into a management agreement that grants a third party authority to hire or fire the executive. The Tough Agreement does not include any provisions with respect to “parachute payments” under Section 280G of the Code.

With respect to Messrs. Woys and Capezza and Ms. Bouchard, “Good Reason” generally means (i) a substantial reduction in the scope of executive’s authority, duties or responsibilities with us, other than in connection with a termination due to Disability, normal retirement, for Cause or by the executive voluntarily other than for Good Reason; (ii) a material reduction in compensation (i.e., base salary and/or annual target bonus); (iii) a relocation of more than 50 miles (provided that such proposed relocation results in a materially greater commute for the executive); or (iv) our failure to provide for the successor entity in any merger, consolidation or transfer of assets to assume our obligations under the executive’s employment agreement; provided, however, that the executive must provide us notice of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which we will have thirty (30) days during which it may remedy the condition, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii). The Tough Agreement does not include a definition of Good Reason.

“Cause” is generally defined as (i) an act of dishonesty causing harm to us or any of our affiliates; (ii) the material breach of our Code of Conduct or our ethics and compliance procedures; (iii) habitual drunkenness or narcotic drug addiction; (iv) conviction of a felony or a misdemeanor involving moral turpitude; (v) willful refusal to perform or gross neglect of duties; (vi) the willful breach of any law that, directly or indirectly, affects us or our affiliates; (vii) a material breach by the executive following a change in control of those duties and responsibilities that do not differ in any material respect from the executive’s duties and responsibilities during the 90-day period immediately prior to such change in control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, committed in bad faith or without reasonable belief that such breach is in our best interests and which is not remedied in a reasonable period of time after receipt of written notice from us specifying such breach, or (viii) breach of the executive’s obligations under his or her employment agreement (or under any other policy) to protect our proprietary and confidential information.

“Disability” means the executive’s absence from his or her duties with us on a full-time basis for at least 180 consecutive days as a result of his or her incapacity due to physical or mental illness.

Severance Terms of Mr. Gellert’s Employment Agreement

In the event that we terminate the employment of Mr. Gellert without Cause (other than during a two-year period following a change of control), Mr. Gellert will be entitled to receive a lump sum $6,000,000 severance payment. If, during a two-year period following a change in control, we terminate Mr. Gellert without Cause or he voluntarily resigns for “good reason” (and gives us at least 14 days’ prior written notice of such resignation and otherwise complies with the Section 409A timing requirements noted below), he will be entitled to a lump sum payment of $6,000,000, and any options which vested prior to his termination will continue to remain exercisable for two years following his date of termination or until the options’ general termination date, whichever is shorter.

If the severance and change in control payments and benefits provided under the Gellert Agreement or otherwise constitute “parachute payments” under Section 280G of the Code, and at least $50,000 of such payments are subject to the excise tax imposed by Section 4999 of the Code, Mr. Gellert will receive a Gross-Up Payment. If the amount of such “parachute payments” subject to excise taxes does not exceed $50,000, no Gross-Up Payment will be paid and Mr. Gellert’s severance payments will be reduced (if necessary, to zero) so that no portion of the severance payments is subject to the imposition of excise taxes.

For purposes of the Gellert Agreement only, “change in control” is defined as (i) a 51% change in beneficial ownership of our capital stock in a single transaction; (ii) a change in the majority of our outside directors over a two year period, other than changes approved by the then-current Board of Directors; (iii) the sale of substantially all our assets; or (iv) our liquidation or dissolution.

For purposes of the Gellert Agreement only, the term “good reason” means if any of the following occurs, without Mr. Gellert’s consent, within two years following the effective date of a Change of Control (as defined in the Gellert Agreement) (i) a material reduction in Mr. Gellert’s duties, responsibilities or salary; or (ii) his relocation outside California, provided, however, that Mr. Gellert must provide us notice of the existence of the condition described above within ninety (90) days of the initial existence of the condition, upon the notice of which we will have thirty (30) days during which it may remedy the condition, in accordance with Treasury Regulation Section 1.409A-1(n)(2)(ii).

Plan-Based Awards

For all option grants, upon voluntary termination, optionees may exercise vested options for up to one month from the termination date. Upon involuntary termination for reasons other than Cause, optionees may exercise vested options for up to three months from the termination date.

Upon termination due to death and/or Disability (or retirement for options granted on or after March 2, 2006 and prior to January 14, 2009), vested options may generally be exercised for up to 12 months from the termination date by the optionee or by the optionee’s personal representative. Upon terminating an executive for “cause” (as defined in such executive’s employment agreement), all options will be cancelled and forfeited by the executive.

With respect to the performance share grants to our named executive officers, the 2008 and 2009 PSUs will become fully vested upon a change in control at a level assuming the achievement of target performance. No awards may be earned under the 2007 PSUs because the Company did not attain the performance thresholds for the fiscal year ended December 31, 2009. For additional information on the 2009, 2008 and 2007 PSUs, see the “Long-Term Equity Compensation” section of the CD&A.

Effective for all options, restricted stock and restricted stock units granted prior to March 2, 2006, a change in control will trigger accelerated vesting. For option, restricted stock and restricted stock unit grants made after March 2, 2006, accelerated vesting is triggered only upon the occurrence of both a change in control and involuntary termination of employment by the acquirer or by the executive under the definition of “good reason” within two years of such change in control.

Also effective with equity grants made on or after March 2, 2006 and prior to January 14, 2009, we have defined a qualified “retirement” as voluntary resignation at age 55 or older and a minimum of ten years of employment service. In the case of a qualified retirement, equity grants (other than performance shares) will vest immediately on a prorated basis based on the number of full calendar years that have elapsed since the date of grant and the number of full calendar years in the vesting period. In the case of a qualified retirement, a prorated portion of performance shares that have not yet vested will continue to remain eligible to vest on the normal vesting date of the grant. Such portion will be based on the number of calendar days that have elapsed since the date of grant and the total number of calendar days in the vesting period. Recipients of such performance share awards must be actively employed for a minimum of two years of the three-year performance cycle to be eligible for prorated vesting in connection with a qualified retirement. Prorated vesting upon retirement is not applicable to the 2009 PSUs.

In accordance with the rules of the SEC, the following table presents our reasonable estimates of the benefits payable to our named executive officers assuming, that each of the following scenarios occurred on December 31, 2009: (i) a change in control, (ii) an involuntary termination of employment without Cause or a resignation for good reason simultaneous with a change in control, (iii) retirement, (iv) death or Disability and (v) an involuntary termination of employment without Cause or a resignation for good reason. A description of the material terms of our severance and change in control arrangements can be found elsewhere in this proxy statement under “Severance and Change in Control Arrangements.” Excluded are benefits provided to all employees, such as accrued vacation and benefits payable under our life and other insurance policies. Also excluded are benefits previously accrued under our SERP, including the SERP benefits for Messrs. Gellert and Woys, in which they were one hundred percent (100%) vested as of December 31, 2009. For information on such accrued benefits see the “Pension Benefits for 2009” table shown elsewhere in the proxy statement. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that the named executive officers will receive the amounts shown.

The following table presents information with respect to outstanding equity awards as of December 31, 2009:

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

Name and Principal Position	Compensation Components	Change in Control
		Occurrence of Change in Control ($)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)	Retirement ($)(1)	Death & Disability ($)(2)	Involuntary Termination Without Cause or Voluntary Resignation for Good Reason ($)
Jay M. Gellert	Severance	0	6,000,000	0	0	6,000,000
President and Chief Executive Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	0	0	0	0
	Restricted Stock Units	0	3,784,609	2,401,678	0	2,401,678
	Performance Share Units	7,278,094	7,278,094	0	0	0
	Health Benefits(4)	0	0	0	0	0
	Excise Tax Gross-Up Payment(5)	0	0	0	0	0
	Total Value	7,278,094	17,062,703	2,401,678	0	8,401,678

James E. Woys	Severance	0	2,116,155	0	700,000	1,410,770
Executive Vice President and Chief Operating Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	0	0	0	0
	Restricted Stock Units	0	1,845,725	0	0	0
	Performance Share Units	3,505,130	3,505,130	0	0	0
	Health Benefits(4)	0	63,844	0	21,281	42,563
	Excise Tax Gross-Up Payment(5)	0	2,009,649	0	0	0
	Total Value	3,505,130	9,540,503	0	721,281	1,453,333

Joseph C. Capezza, CPA	Severance	0	1,650,000	0	550,000	1,100,000
Executive Vice President and Chief Financial Officer	Intrinsic Value of Accelerated Equity: (3)
	Stock Options	0	0	0	0	0
	Restricted Stock Units	0	465,798	0	0	0
	Performance Share Units	1,921,417	1,921,417	0	0	0
	Health Benefits (4)	0	33,560	0	11,187	22,373
	Excise Tax Gross-Up Payment (5)	0	1,122,893	0	0	0
	Total Value	1,921,417	5,193,668	0	561,187	1,122,373

Angelee F. Bouchard	Severance	0	1,200,000	0	400,000	800,000
Senior Vice President, General Counsel and Secretary	Intrinsic Value of Accelerated Equity: (3)
	Stock Options	0	1,750	0	0	0
	Restricted Stock Units	0	767,542	0	0	0
	Performance Share Units	N/A	N/A	N/A	N/A	N/A
	Health Benefits(4)	0	62,251	0	20,750	41,501
	Excise Tax Gross-Up Payment(5)	N/A	N/A	N/A	N/A	N/A
	Total Value	0	2,031,543	0	420,750	841,501

Steven D. Tough	Severance	0	0	0	500,000	500,000
President Government and Specialty Programs	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	0	0	0	0
	Restricted Stock Units	0	473,064	0	0	0
	Performance Share Units	1,411,950	1,411,950	0	0	0
	Health Benefits(4)	272,191	272,191	272,191	272,191	272,191
	Excise Tax Gross-Up Payment(5)	N/A	N/A	N/A	N/A	N/A
	Total Value	1,684,141	2,157,205	272,191	772,191	722,191

Unless otherwise indicated below, amounts represented in the table shall be paid to the named executive officer in a lump sum payment.

(1)	Only Mr. Gellert was eligible for a “qualified retirement” as defined in the 2006 Plan or applicable award agreement for purposes of determining the intrinsic value of accelerated equity as of December 31, 2009.

(2)	The amounts shown do not include the standard death benefit provided by Health Net to all of its associates equal to one times base salary.

(3)	The amounts shown represent the intrinsic value of unvested stock options, restricted stock units and/or performance share units which would be accelerated upon the occurrence of a change in control, an involuntary termination without “cause” or voluntary termination with “good reason” during the two-year period following a change in control or upon a qualified “retirement.” Compensation Committee approval has been assumed for the acceleration of unvested stock options upon a change in control as required by the 1998 and 2002 Stock Option Plans and applicable grant agreements.

Stock option value is calculated based on the difference between the NYSE closing price of our Common Stock on December 31, 2009 ($23.29 per share) and the exercise price of the underlying stock option. Except in the case of Ms. Bouchard, the stock option values shown in the event of an involuntary termination without cause or voluntary resignation for good reason following a change in control and in the event of retirement are zero, as such named executive officers’ outstanding options had exercise prices in excess of the fair market value of our Common Stock as of December 31, 2009. Restricted stock unit value is calculated by multiplying the number of shares by the closing price per share of Common Stock on the NYSE on December 31, 2009 ($23.29 per share), minus par value of $0.001 per share.

Performance share unit value is calculated by multiplying the NYSE closing price of our Common Stock on December 31, 2009 ($23.29 per share) by the number of shares equal to 100% of target shares for each of the 2007, 2008 and 2009 PSUs. For the 2009 PSUs, the value is based on achievement of the 2009 PTI Performance Measure at target, resulting in 100% of target shares being issued. The 2009 PSU value does not include the additional 30% of target shares relating to achievement of the Strategic Performance Measure or the additional 30% of target shares relating to achievement of the 2010 PTI Performance Measure. For the 2008 PSUs, the value is based on achievement of 100% of the target level of PTI and PTI margin for the 2010 fiscal year. For the 2007 PSUs, the value is based on achievement of 100% of the target level of PTI and PTI margin for the 2009 fiscal year. In February 2010, the Compensation Committee determined that the Company did not attain the threshold PTI and PTI margin amounts for 2009. As a result, the 2007 PSUs were not earned, and currently none would be payable upon the occurrence of a change in control, an involuntary termination without “cause” or voluntary termination with “good reason” during the two-year period following a change in control. As of December 31, 2009 in the event of retirement, Mr. Gellert was eligible for continued vesting of a prorated portion of his 2007 PSUs contingent upon the achievement of the performance goals under these awards. However, as described above, no amounts were earned. For additional information regarding the 2009, 2008 and 2007 PSUs, see the “Long-Term Equity Compensation Program” section of the CD&A.

(4)	Amounts shown include continuation of health benefits and COBRA premiums. The amounts associated with health benefits are calculated using 2010 enrollment rates and severance agreement terms, if applicable. The continuation of named executive officers’ health benefits is discussed in detail in the “Severance and Change In Control Arrangements” section of this proxy statement.

(5)	Excise tax gross-up benefits are provided to executives under their severance agreement terms, as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Set forth below is a tabulation indicating those persons or groups that are known to us to be the beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 31, 2010. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the SEC pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	13,280,956	(2)	13.25%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	12,687,208	(3)	12.66%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	8,598,408	(4)	8.58%

(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

(2)

Based on a Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC (“FMR”). FMR has sole voting power over 375,730 shares and sole dispositive power over 13,280,956 shares. Fidelity Management & Research Company (“Fidelity”), an investment adviser and wholly-owned subsidiary of FMR, is the beneficial owner of 12,907,225 shares, or 12.42% of our outstanding Common Stock, in its capacity as investment adviser to various investment companies (“Funds”). The interest of one particular Fund, Fidelity Low-Priced Stock Fund, amounts to 6,700,000 shares, or 6.45% of our outstanding Common Stock. Each of Edward C. Johnson 3[d], Chairman of FMR, FMR (through its control of Fidelity) and the Funds has sole power to dispose of the 12,907,226 shares owned by the Funds. Certain family members of Mr. Johnson are the predominant owners of FMR Series B voting common shares representing 49% of the voting power of FMR. The Johnson family group and all other FMR Series B shareholders have entered into a voting agreement pursuant to which the Johnson family group may be deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940. Neither FMR nor Mr. Johnson has sole power to vote or direct the vote of shares owned directly by the Funds, which power resides in the Funds’ Boards of Trustees. Pyramis Global Advisors (“PGALLC”), an investment advisor and indirect wholly-owned subsidiary of FMR, is the beneficial owner of 300,000 shares, or 0.29% of our outstanding Common Stock, in its capacity as investment adviser to certain institutional accounts and funds. Mr. Johnson and FMR, through its control of PGALLC, each has sole dispositive and voting power over the 300,000 shares owned by the institutional accounts and funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), a bank and indirect wholly-owned subsidiary of FMR, is the beneficial owner of 73,730 shares, or 0.07% of our outstanding Common Stock, in its capacity as investment manager of certain institutional accounts. Mr. Johnson and FMR, through its control of PGATC, each has sole dispositive power over the 73,730 shares owned by the institutional accounts managed by PGATC.

(3)	Based on a Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP (“WMC”), an investment adviser. WMC, in its capacity as investment adviser, may be deemed to beneficially own the shares, all of which are held of record by clients of WMC and has shared voting power over 6,226,355 shares and shared dispositive power over 12,687,208 shares.

(4)	Based on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. (“BlackRock”). BlackRock maintains sole voting power and sole dispositive power over all 8,598,408 shares beneficially owned.

Security Ownership of Management

The following table sets forth the number of shares of Common Stock beneficially owned by each non-employee director of Health Net serving on the Board of Directors on March 31, 2010, by each named executive officer on March 31, 2010 and by all directors and executive officers as a group as of March 31, 2010, and the percentage that these shares bear to the total number of shares of Common Stock outstanding as of such date:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(**)	Footnote	Percent of Class
Non-Employee Directors
Mary Anne Citrino	0	1	*
Theodore F. Craver, Jr.	48,778	2	*
Vicki B. Escarra	28,314	3	*
Thomas T. Farley	76,427	4	*
Gale S. Fitzgerald	72,500	5	*
Patrick Foley	88,101	6	*
Roger F. Greaves	104,176	7	*
Bruce G. Willison	70,019	8	*
Frederick C. Yeager	45,708	9	*

Named Executive Officers
Jay M. Gellert	2,287,233	10	2.28%
James E. Woys	619,619	11	*
Joseph C. Cappeza, CPA	12,664		*
Angelee F. Bouchard	14,519	12	*
Steven D. Tough	22,928	13	*
All current directors and executive officers as a group (20 persons)	3,952,508	14	3.94%

*	The amount shown is less than 1% of the outstanding shares.

**	The information contained in this table is based upon information furnished to us by the persons identified as beneficial owners or obtained from our records. Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

(1)	Ms. Citrino was appointed a director on December 1, 2009.

(2)	Includes 2,050 shares owned by a trust for which Mr. Craver and his spouse both serve as trustees and beneficiaries and as such have shared voting and dispositive power, 32,394 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding vested options, and 13,734 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 31, 2010.

(3)	Includes 15,176 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding vested options, and 13,138 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 31, 2010.

(4)	Includes 10,000 shares owned by a trust for which Mr. Farley serves as a co-trustee and beneficiary and as such has sole voting and dispositive power and 7,755 shares held under an individual retirement account of which Mr. Farley is a beneficiary. Also includes 31,367 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding vested options, and 13,734 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 31, 2010.

(5)	Includes 3,604 shares of which Ms. Fitzgerald holds in joint tenancy with her spouse, 55,162 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding vested options, and 13,734 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 31, 2010.

(6)	Includes 20,500 shares owned by a trust for which Mr. Foley serves as trustee and beneficiary and as such has sole voting and dispositive power, 53,867 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding vested options, and 13,734 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 31, 2010.

(7)	Includes 53,867 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options, and 13,734 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 31, 2010.

(8)	Includes 7,000 shares owned by a trust for which Mr. Willison and his spouse serve as trustees and beneficiaries and as such have shared voting and dispositive power. Also includes 49,285 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding vested options, and 13,734 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 31, 2010.

(9)	Includes 28,394 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding vested options, and 13,734 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 31, 2010.

(10)	Includes 1,425,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options. Also includes 125,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding options and 125,000 by virtue of outstanding restricted stock units that vest within 60 days of March 31, 2010.

(11)	Includes 5,450 shares Mr. Woys holds in Health Net’s 401(k) Plan and 521,000 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding vested options. Also includes 25,000 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding options and 25,000 by virtue of outstanding restricted stock units that vest within 60 days of March 31, 2010.

(12)	Includes 4,569 shares owned by a trust for which Ms. Bouchard and her spouse serve as trustees and beneficiaries and as such have shared voting and dispositive power. Also includes 9,950 shares with respect to which Ms. Bouchard has the right to acquire beneficial ownership by virtue of outstanding vested options.

(13)	Includes 15,000 shares with respect to which Mr. Tough has the right to acquire beneficial ownership by virtue of outstanding vested options.

(14)	Includes an aggregate of 2,682,512 shares with respect to which executive officers and/or directors have the right to acquire beneficial ownership by virtue of outstanding vested options, an aggregate of 274,126 with respect to which executive officers and/or directors have the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 31, 2010 and an aggregate of 161,250 shares underlying unvested restricted stock units with respect to which executive officers have the right to acquire beneficial ownership within 60 days of March 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and executive officers and any person that beneficially owns more than ten percent of our Common Stock are required to report their beneficial ownership and any changes in that ownership to the SEC and the NYSE. These reports are required to be submitted by specified deadlines, and we are required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of our Common Stock to file such reports on a timely basis during our most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years. Based solely on a review of the copies of reports furnished to us during and with respect to the year ended December 31, 2009 and written representations from our directors and executive officers that no other reports were required, we believe that all directors, executive officers, and persons who own more than ten percent of our Common Stock have complied with the reporting requirements of Section 16(a).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our securities authorized for issuance under our equity compensation plans as of December 31, 2009:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	6,904,421	(3)	$29.98	8,274,382	(4)(5)
Equity compensation plans not approved by security holders	1,257,395	(6)	$26.66	0	(7)
Total	8,161,816		$29.33	8,274,382	(4)(5)

(1)	The weighted-average exercise price as shown does not take into account outstanding awards of restricted stock units and performance share units.

(2)	Includes all of our stock option and long-term incentive plans other than our Amended and Restated 1998 Stock Option Plan, as amended (the “1998 Stock Option Plan” and/or the “Plan”).

(3)	Includes 1,576,312 restricted stock units and 695,168 performance share units (representing the number of 2007 PSUs, 2008 PSUs and 2009 PSUs that would be earned upon achieving the target level of performance). With respect to the 2009 PSUs, target level of performance includes the number of shares (100% of target shares) that could be issued upon achievement of the 2009 PTI Performance Measure at target, but does not include the additional 30% of target shares that would be issued upon achievement of the Strategic Performance Measure or the additional 30% of target shares that would be issued upon achievement of the 2010 PTI Performance Measure. In February 2010, the Compensation Committee determined that the Company did not attain the threshold PTI and PTI margin goals under the 2007 PSUs; accordingly, the 2007 PSUs were not earned. Between January 1, 2010 and March 31, 2010, we have granted 923,100 nonqualified stock options and 772,890 restricted stock units awards under the 2006 Plan. See footnote 5 below for additional information regarding the manner in which grants of restricted stock units and performance awards reduce the number of shares available for issuance under the 2006 Plan.

(4)	Represents shares available for future issuance under the 2006 Plan as of December 31, 2009 (see footnote 3 above for information regarding additional issuances of equity awards under the 2006 Plan since such date). Does not include 1,393,233 shares that represent cancelled or terminated awards made pursuant to certain of our retired equity plans that may be recycled into the 2006 Plan under certain circumstances as of December 31, 2009.

(5)	Pursuant to the 2006 Plan, any equity award grant, other than a stock option grant, shall reduce the number of shares available for issuance under the 2006 Plan by two shares of Common Stock for each share of Common Stock actually subject to such equity award. Effective March 6, 2009, any award granted under the 2006 Plan, other than a stock option, will reduce the number of shares of Common Stock available for issuance under the 2006 Plan by 1.75 shares of Common Stock for each share of Common Stock subject to the award.

(6)	Represents 1,118,107 stock options and 139,288 restricted stock units subject to issuance under our 1998 Stock Option Plan as of December 31, 2009.

(7)	The 1998 Stock Option Plan was terminated effective May 11, 2006. Accordingly, no new equity awards may be granted out of the 1998 Stock Option Plan. Only previously granted equity awards that vest and are exercised, as applicable, will be issued under the 1998 Stock Option Plan.

1998 Stock Option Plan

On December 5, 1998, Health Net adopted the 1998 Stock Option Plan, which was amended and restated on May 4, 2000, and further amended on October 13, 2000, December 18, 2000, March 14, 2002 , February 26, 2006, and January 14, 2009. The Plan was terminated by the Board of Directors effective May 11, 2006. Accordingly, no new equity awards may be granted under the 1998 Stock Option Plan, and only previously granted equity awards that vest and are exercised will result in issuance of securities under the 1998 Stock Option Plan. The purposes of the 1998 Stock Option Plan were: (1) to align the interests of our stockholders and recipients of awards under the plan by increasing the proprietary interest of award recipients in our growth and success; (2) to attract and retain employees and directors and (3) to motivate employees and directors to act in the long-term best interests of our stockholders. The 1998 Stock Option Plan was administered by the Compensation Committee or by the Board of Directors. References in this summary to the Compensation Committee refer also to the Board of Directors, if and to the extent that the Board of Directors elected to act in an administrative capacity with respect to the Plan. The terms of the Plan permitted the Compensation Committee to delegate some or all of its power and authority under the Plan to officers of Health Net.

General.    Health Net had reserved for issuance under the 1998 Stock Option Plan a total of 8,256,243 shares of Common Stock available for awards, including 500,000 shares available for restricted and bonus stock awards. The number of available shares was subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than a regular cash dividend. If any award granted under the 1998 Stock Option Plan expires or is terminated for any reason, the shares of Common Stock underlying the award would again be available under the 1998 Stock Option Plan.

Awards.    Under the 1998 Stock Option Plan, the Compensation Committee could grant awards consisting of stock options and stock appreciation rights (“SARs”) and stock awards in the form of restricted stock (which may include associated cash awards), restricted stock units or bonus stock to eligible employees and directors. However, no awards could be granted under the Plan to certain highly compensated officers of Health Net.

•

Stock options.    Stock option awards under the Plan consisted of stock options which are not intended to qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended. At the time a stock option was granted, the Compensation Committee determined the number of shares of Common Stock subject to the option, the exercise price per share of underlying Common Stock, the period during which the option may be exercised and the restrictions on and conditions to exercise of the option. The exercise price of the option per share of underlying Common Stock had to be at least equal to the fair market value of a share of the Common Stock on the date the option is granted.

•

Stock appreciation rights.    The Compensation Committee could grant SARs in conjunction with a concurrent or pre-existing stock option award. A SAR entitles the holder to receive, upon exercise of the SAR and surrender of the related stock option, shares of Common Stock, cash or a combination of stock and cash with an aggregate value equal to the product of

•	the excess of (1) the fair market value of one share of Common Stock on the date of exercise over (2) the base price of the SAR,

multiplied by

•

the number of shares of Common Stock subject to the surrendered stock option. The base price of a SAR is equal to the exercise price per share of the related stock option. The term, exercisability and other provisions of a SAR were fixed by the Compensation Committee.

The Compensation Committee determined the period for exercise of a SAR, provided that, the SAR could not be exercised later than the expiration, cancellation, forfeiture or other termination of the related option.

•	Stock awards. The Compensation Committee could award shares of our Common Stock either as a restricted stock award, restricted stock unit award or as bonus stock that is not subject to restriction.

•

Bonus Stock.    Bonus stock was vested upon grant and was not subject to any restriction period, but may have such deferred payment or other restrictions and conditions as the Compensation Committee may have deemed advisable.

•

Restricted Stock.    The Compensation Committee fixed the restrictions, the restriction period and the valuation date and the price, if any, to be paid to the holder of each share of restricted stock subject to the award. The recipient of a restricted stock award is unable to dispose of the shares prior to the expiration of the applicable restricted period. Unless otherwise determined by the Compensation Committee, during the restricted period, the recipient is entitled to vote the shares and receive any regular cash dividends on the shares. In connection with any restricted stock award, the Compensation Committee could authorize the payment of a cash award, subject to restrictions and other terms and conditions prescribed by the Compensation Committee, to the holder of the restricted stock, payable at any time after the restricted stock becomes vested. The amount of the cash award may not exceed 100% of the average fair market value of the restricted stock as determined over a period of 60 consecutive trading days ending on the applicable valuation date.

Restricted Stock Units (“RSU”).    An RSU is a right to receive, upon vesting, shares of Common Stock, cash or a combination thereof with a value equal to the fair market value of the Common Stock on the date of vesting. An RSU shall be subject to forfeiture if, during the restriction period, (i) the holder does not remain continuously in the employment of Health Net; or (ii) any specified performance measures are not satisfied. Prior to the settlement of an RSU, the holder of such RSU has no rights as a stockholder of Health Net with respect to any shares subject to the award; however, the agreement evidencing the award could allow the holder of the RSU to receive, on a current or deferred basis, dividend equivalents with respect to the shares of Common Stock in which the award is denominated and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents.

Change in Control.    In the event of a “change in control” (as defined in the 1998 Stock Option Plan) all stock options, RSUs and SARs outstanding under the 1998 Stock Option Plan will become immediately exercisable in full and the restrictions on all restricted stock awards will lapse. All awards under the Plan are required to be evidenced by a written agreement on terms approved by the Compensation Committee, subject to the provisions of the Plan. An agreement evidencing stock options, RSUs or restricted stock granted under the Plan may contain provisions limiting the acceleration of the exercisability of options and the acceleration of the lapse of restrictions on restricted stock or RSUs in connection with a change in control as the Compensation Committee deems appropriate to ensure that the penalty provisions applicable to excess parachute payments under the Internal Revenue Code of 1986, as amended, will not apply to any stock, cash or other property received by the award holder from us.

Termination of Employment or Service.    In the event of the termination of employment or service as a director of the holder of an award, other than in the event of a termination or removal for “Cause” (as defined under the 1998 Stock Option Plan), the Compensation Committee may provide for the vesting of the holder’s restricted stock, RSUs, cash awards and stock options under the Plan. In the event an award holder is terminated (or removed from the Board of Directors) for “Cause,” all of the holder’s restricted stock, RSUs and cash awards under the 1998 Stock Option Plan that remain subject to restrictions will be forfeited and all of the holder’s stock options under the 1998 Stock Option Plan will be terminated.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF HEALTH NET, INC.

The Audit Committee of the Board of Directors of Health Net, Inc. (the “Company”) is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of its internal auditors and independent registered public accounting firm. The Audit Committee is also responsible for the selection, evaluation and oversight of Company’s independent registered public accounting firm. The Audit Committee is composed of four non-employee directors and operates under a written Charter adopted by the Board of Directors. Each Audit Committee member is independent (as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards).

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing management’s assessment of the Company’s internal control over financial reporting and the consolidated financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held eleven meetings during the year ended December 31, 2009 and met in executive session at five of those meetings. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s assessment of internal control over financial reporting as of December 31, 2009 and the audited consolidated financial statements of the Company for the year ended December 31, 2009. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”), which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining its independence. The Audit Committee reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services.

Based on its review and the foregoing meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that management’s report on internal control over financial reporting as of December 31, 2009, as presented by management and audited by the Company’s independent registered public accounting firm, and the audited consolidated financial statements of the Company for the year ended December 31, 2009, as audited by the Company’s independent registered public accounting firm, each be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee selected the Company’s independent registered public accounting firm and recommended to the Board of Directors that the Board of Directors seek stockholder ratification of the Company’s independent registered public accounting firm.

Theodore F. Craver, Jr. (Chairman)

Thomas T. Farley

Gale S. Fitzgerald

Frederick C. Yeager

March 17, 2010

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Principal Accountant Fees and Services

The following table shows the fees (in thousands) billed to us by Deloitte & Touche LLP for each of the years ended December 31, 2009 and 2008.

	2009	2008
Audit fees(a)	$7,640	$7,840
Audit-related fees(b)(c)	2,215	760
Total audit and audit-related fees	9,855	8,600
Tax fees(c)(d)	177	28
All other fees	0	0
Total fees(e)	$10,032	$8,628

(a)	Includes fees for the annual audit of the consolidated financial statements, quarterly reviews and stand-alone audits of regulated subsidiaries, and audit of internal controls over financial reporting.

(b)	Includes fees for audits, actuarial certifications and agreed-upon procedures for regulatory filings, audits of employee benefit plans and consultations on accounting standards or transactions.

(c)	The Audit Committee has determined that the provision of these services was compatible with maintaining the principal accountant’s independence.

(d)	Includes fees for income tax planning.

(e)	All such fees were approved by the Audit Committee of our Board of Directors.

Approval of Non-Audit Services

The Audit Committee approved the following non-audit services that were performed by Deloitte & Touche LLP, our independent registered public accountant during 2009: (1) audit related services such as (i) employee benefit plan audits, (ii) actuarial certification services (iii) accounting and financial reporting standards consultation and (iv) audits and agreed upon procedures for regulatory filings; and (2) certain other miscellaneous non-audit services permitted under Section 10A of the Exchange Act.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Deloitte & Touche LLP.

PROPOSAL 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2010. Deloitte & Touche LLP has served in this capacity since June 3, 1994. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

The Board of Directors is submitting the ratification of the selection of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent registered accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in our and our stockholders best interests.

The Board of Directors recommends a vote “FOR” Proposal 2

to ratify the selection of Deloitte & Touche LLP as our

independent registered public accounting firm.

PROPOSAL 3—STOCKHOLDER PROPOSAL

The California Public Employees’ Retirement System (CalPERS) has informed us that it intends to present the proposal set forth below at the Annual Meeting. If the stockholder or its respective representatives, who are qualified under Delaware law, are present at the Annual Meeting and properly submit the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. The affirmative vote of the holders of not less than 80% of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for this stockholder proposal to pass.

In accordance with federal securities laws, the stockholder proposal and supporting statement are presented below exactly as submitted by the stockholder and are in italics. We disclaim all responsibility for the content of the proposal and the supporting statement. The name, address and the number of voting shares owned by the stockholder presenting the below proposal are available upon request.

FOR THE REASONS STATED IN OUR BOARD’S RESPONSE, WHICH FOLLOWS THE STOCKHOLDER PROPOSAL BELOW, OUR BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

Stockholder Proposal

Shareowner Proposal

RESOLVED, that the shareowners of Health Net, Inc. (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to remove the supermajority vote requirements in its restated certificate of incorporation, including the 80% supermajority vote requirements necessary to amend the Company’s bylaws and approve certain business combination, or amend specific sections related to the composition of the board of directors and shareowner meetings, among other amendments.

Supporting Statement

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with more than 1.6 million participants, and as the owner of approximately 146,357 shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed and implemented, would make the Company more accountable to shareowners by removing supermajority requirements that, among other things, make it very difficult to amend the Company’s by-laws and approve certain business combinations.

Currently, the affirmative vote of 80% of the outstanding shares of the Company is required for these actions. When you consider abstentions and broker non-votes, such a supermajority vote can be almost impossible to obtain. For example, a proposal to declassify the board of directors filed at Goodyear Tire & Rubber Company failed to receive 50% of a majority of outstanding shares even though approximately 90% of votes cast were in favor of the proposal. More recently, a proposal to remove supermajority provisions failed to be implemented at Brocade Communications Systems, Inc. even though 91% of votes cast and 68% of outstanding shares were in favor of the proposal. While it is often stated by corporations that the purpose of supermajority requirements is to provide corporations the ability to protect minority shareowners, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners. Moreover, some of these supermajority requirements are only utilized by a small percentages of the Company’s peers. For example, only 64 of the Russell 1000 companies have a supermajority requirement of 80% or greater to amend the company by-laws.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. CalPERS also believes that shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). If the Company were to remove its supermajority requirements, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We urge your support FOR this proposal.

Board of Directors Response to the Stockholder Proposal

Our Board of Directors recommends that you vote “AGAINST” the Stockholder Proposal for the following reasons:

Under Health Net’s Ninth Amended and Restated Bylaws, as amended (the “Bylaws”), except as provided in Health Net’s Sixth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), at each meeting of our stockholders, all corporate actions to be taken by vote of the stockholders will be authorized by a majority of the votes cast by the stockholders entitled to vote thereon or the stockholders of the applicable class entitled to vote thereon, including approval of equity plans, ratification of the auditors and approval of stockholder proposals. Because of the applicability of Delaware law, generally speaking, approval of the holders of a majority of the outstanding shares of our Common Stock is required for amendments to our Certificate of Incorporation or certain extraordinary corporate actions, such as a merger in which Health Net is a merging party, or a sale of substantially all of our assets. There are, however, only a few actions for which the Certificate of Incorporation requires a supermajority vote (as described below) for a matter to be approved:

•

approval of a “business combination” with or proposed by an “interested stockholder” or an “affiliate” or “associate” of an interested stockholder (each as defined in the Certificate of Incorporation), where the “continuing directors” have not approved the transaction or certain conditions have been met. Among other things, these conditions require that the stockholders receive at least the same price per share in the transaction that the interested stockholder previously paid for its shares in the preceding two years or on the date it became an interested stockholder or the fair market value of our common stock on the date the transaction is announced or the interested stockholder became an interested stockholder (each as calculated in the Certificate of Incorporation). If these exceptions do not apply, the business combination must be approved by the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all outstanding shares of voting stock, voting together as a single class, excluding voting stock held by interested stockholders. The same required vote applies to changes to this provision, unless the Board of Directors consists entirely of continuing directors and unanimously approves such change;

•

actions by the stockholders to change certain provisions of our Certificate of Incorporation relating to the composition of the Board of Directors, stockholder meetings, indemnification, director liability for breach of fiduciary duty, business combinations and the amendment of the foregoing provisions. In this case, the vote required is the affirmative vote of the holders of not less than 80% of the then outstanding shares of stock entitled to vote, voting together as a single class; and

•

changes to our Bylaws proposed by our stockholders. In this case, the vote required is the affirmative vote of the holders of not less than 80% of the then outstanding shares of stock entitled to vote, except in the case of a bylaw amendment proposed by or on behalf of an interested stockholder or a director affiliated with an interested stockholder, in which case the required vote is the affirmative vote of a majority of the shares of stock not held by interested stockholders.

A “business combination” generally means (a) any merger or consolidation of Health Net with an interested stockholder or a corporation that would be an affiliate or associate of an interested stockholder after the transaction; (b) certain sales or other dispositions with or for the benefit of an interested stockholder involving assets or aggregate commitments (whether of Health Net or any interested stockholder or certain other parties) of

$10 million or more or more than 5% of the book value of the total assets of Health Net or 5% of the stockholders’ equity in the case of a transaction involving Health Net stock; (c) a liquidation or dissolution plan of Health Net; (c) an amendment to the Certificate of Incorporation or Bylaws proposed by an interested stockholder; or (d) a reclassification or recapitalization of Health Net securities that has the effect of increasing the proportionate share of any class or series of stock that is beneficially owned by an interested stockholder.

An “interested stockholder” generally means any person who has publicly announced an intention to become the owner of shares representing 10% or more of the votes entitled to be cast by holders of all of the then outstanding shares of Health Net, or who is an affiliate of Health Net and at any time within the two years before the date in question was the beneficial owner of shares representing 10% or more of all of the then outstanding shares of voting stock of Health Net.

A “continuing director” generally means any director who is not an affiliate or representative of an interested stockholder and was a member of the Board of Directors at the time the interested stockholder became an interested stockholder and any of his or her successors who is not such an affiliate or representative and is recommended or elected by a majority of continuing directors.

The supermajority voting requirements described above were adopted by our stockholders and relate to fundamental elements of our corporate governance. The Board of Directors has carefully considered this stockholder proposal and has weighed the arguments for and against eliminating the supermajority voting requirements. After careful consideration, the Board has concluded that it is still appropriate to require supermajority approval of the fundamental matters described above and therefore opposes this proposal.

Requiring a supermajority vote where an interested stockholder is seeking to acquire Health Net for an aggregate per share price that is lower than the price per share the interested holder previously paid for our stock or the fair market value of our common stock on the date the transaction is announced or the interested stockholder became such is entirely for the benefit of our stockholders. The higher vote requirement may be avoided simply by the payment of this minimum consideration to our stockholders and meeting the other conditions set forth in the Certificate of Incorporation.

In addition, the Board of Directors believes that our Bylaws or certain provisions of our Certificate of Incorporation should be amended by stockholders only with a strong stockholder consensus because these documents constitute part of the fundamental framework of our governance structure. When considering amendments to either our Certificate of Incorporation or Bylaws, the Board of Directors has a fiduciary duty to all stockholders; in contrast, stockholders generally have no fiduciary duty to each other. Because stockholders generally have no fiduciary duty to each other and often differing interests, amendments to either the Certificate of Incorporation or the Bylaws proposed by one stockholder (or a group of stockholders) will likely affect different stockholders in varied and possibly non-beneficial ways. Because of this, the Board of Directors believes that certain amendments to the Certificate of Incorporation or Bylaws should be made only when a broad consensus of stockholders agree that change is prudent. Moreover, because as a practical matter stockholders can make precatory proposals with respect to amendments to the Certificate of Incorporation and Bylaws, they can effectively express their will as to any particular amendment with only a simple majority vote.

The Board of Directors believes our limited supermajority vote requirements continue to be in the best interests of Health Net and its stockholders by ensuring stockholders are protected in a business combination with an interested stockholder and that certain changes to either the Certificate of Incorporation or Bylaws are supported by a broad consensus of Health Net’s stockholders.

For the foregoing reasons, the Board of Directors believes that this proposal is not in the best interests of Health Net or our stockholders.

The Board of Directors recommends a vote “AGAINST” Proposal 3 to eliminate the supermajority vote requirements in the Certificate of Incorporation.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals to be made at the 2011 Annual Meeting of Stockholders must be received at our principal executive offices by December 22, 2010 in order to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be made at the 2011 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, written notice of the stockholder’s intent to make such proposal must be delivered to or mailed and received at our principal executive offices not later than March 7, 2011. Notwithstanding Rule 14a-4(c), our bylaws require that notice of stockholder proposals to be made at the 2011 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act be submitted to us in accordance with the requirements of the bylaws no earlier than January 12, 2011 or later than February 11, 2011, provided that, in the event that the 2011 Annual Meeting of Stockholders is called for a date that is earlier than April 18, 2011 or later than June 6, 2011, notice of stockholder proposals, including for director nominations, to be timely, must be received not later than the close of business on the tenth day following the day on which our notice of the date of the 2011 Annual Meeting of Stockholders is mailed or public disclosure of such date is made, whichever first occurs.

Pursuant to our bylaws, notice of stockholder proposals must be in proper written form, setting forth, as to each matter the stockholder proposes to bring before the meeting, the following:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of such stockholder;

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of such stockholder therein; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Similarly, stockholder nominations for director must set forth the following in writing:

•

as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including, but not limited to, the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	as to the stockholder making the nomination:

•	their name and record address, as they appear on our books,

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice; and

•

any other information required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367, or contact Investor Relations by telephone at (800) 291-6911. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our Internet Web site, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations concerning matters that are not historical facts. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs and our board’s role in risk oversight. Readers are cautioned that these forward-looking statements are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict. Except as may be required by law, we undertake no obligation to revise or update any forward-looking statements for any reason. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our 2009 Form 10-K, in our subsequent periodic reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC.

COMMUNICATION WITH DIRECTORS

The Board of Directors has established a process to receive communications from stockholders and other interested parties (collectively, “Interested Parties”). Interested Parties may contact any member (or all members) of the Board of Directors by mail. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 21650 Oxnard Street, Woodland Hills, California 91367.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors.

Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Upon written request by any stockholder, we will provide without charge a copy of our Annual Report on Form 10-K and/or proxy statement for our most recent fiscal year, including the financial statements and the financial statement schedules required to be filed with the SEC. Such written requests should be directed to Angie McCabe, Vice President, Investor Relations, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the 2010 Annual Meeting of Stockholders. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

HEALTH NET, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 12, 2010 10:00 a.m. PDT

Health Net, Inc.

21281 Burbank Boulevard Woodland Hills, CA 91367

Health Net

Health Net, Inc.

21281

Burbank Boulevard

Woodland Hills, CA 91367

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the director nominees in Item 1, “FOR” Item 2 and “AGAINST” Item 3.

By signing the proxy, you revoke all prior proxies and appoint Jay M. Gellert and Angelee F. Bouchard, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and any continuation, adjournments or postponements thereof.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

3

3

3

INTERNET

PHONE

MAIL

www.eproxy.com/hnt

1-800-560-1965

Mark, sign and date your proxy

Use the Internet to vote your proxy

Use a touch-tone telephone to

card and return it in the

until 12:00 p.m. (CT) on

vote your proxy until 12:00 p.m.

postage-paid envelope provided.

May 11, 2010.

(CT) on May 11, 2010.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

Health Net

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ?

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR the director nominees in Item 1 and FOR Item 2.

1.

To elect the following ten director nominees to serve for a term of one year or until the 2011 Annual Meeting of Stockholders:

FOR

AGAINST

ABSTAIN

FOR AGAINST

ABSTAIN

1a.

Mary Anne Citrino

1c.

Vicki B. Escarra

1b.

Theodore F. Craver, Jr.

1d.

Thomas T. Farley

Please fold here – Do not separate

1e.

Gale S. Fitzgerald

1h.

Roger F. Greaves

1f.

Patrick Foley

1i.

Bruce G. Willison

1g.

Jay M. Gellert

1j.

Frederick C. Yeager

2.

To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2010.

For

Against

Abstain

The Board of Directors Recommends a Vote AGAINST Item 3.

3.

Stockholder Proposal (eliminating supermajority voting)

For

Against

Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN

ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Date _____________________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.